EXHIBIT 2.1

EXECUTION COPY

CONTRIBUTION AGREEMENT

among

TCM PARENT, LLC,

TCM SUB, LLC,

GULLIVER MEDIA HOLDINGS, LLC

SCRIPPS NETWORKS INTERACTIVE, INC.,

COX TMI, INC.

AND

COX COMMUNICATIONS, INC.

Dated as of November 5, 2009

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LIST OF SCHEDULES

Schedule 1.1-1	Material Programming
Schedule 1.1-2	Additional Permitted Liens
Schedule 1.1-3	Programming
Schedule 2.1(b)(i)(1)	Certain Assets Transferred to Company Sub
Schedule 2.1(b)(i)(2)	Certain Assets Transferred to Travel Channel
Schedule 3.3	Capitalization
Schedule 3.4	Cox TMI Consents
Schedule 3.7	Travel Channel Entity Bank Accounts
Schedule 3.8	Material Business Permits
Schedule 3.9	Tangible Personal Property
Schedule 3.10(a)	Business Contracts
Schedule 3.10(a)(i)	Specified Contract
Schedule 3.10(b)	Exceptions relating to Material Business Contracts
Schedule 3.10(f)	Notices
Schedule 3.10(g)	Rates
Schedule 3.10(h)	Average Performance Estimates
Schedule 3.11(d)	Registered Intellectual Property
Schedule 3.11(g)	Intellectual Property Legal Proceedings
Schedule 3.11(i)	Domain Names
Schedule 3.12(a)	Financial Statements
Schedule 3.12(d)	Undisclosed Liabilities
Schedule 3.13(a)	Employee Plans and Compensation Arrangements
Schedule 3.13(b)	Travel Channel Benefit Plans
Schedule 3.13(g)	Triggered Benefits
Schedule 3.14(a)	Employees
Schedule 3.14(b)	Employment Legal Compliance Matters
Schedule 3.15	Tax Matters
Schedule 3.16	Claims and Legal Actions
Schedule 3.17	Compliance with Laws
Schedule 3.18	Conduct of Business in Ordinary Course
Schedule 3.19	Transactions with Affiliates
Schedule 3.20	Real Estate
Schedule 4.3	Gulliver Media Consents
Schedule 5.1	Conduct of Business
Schedule 5.4(h)	Transaction Bonuses Paid by Company
Schedule 5.13	Lease Guaranty
Schedule 5.19	Certain Agreements
Schedule 6.2(a)	Certain Business Contracts
Schedule 7.2(a)(i)(C)	Identified Matter
Schedule 7.2(a)(ii)(B)	Special Indemnified Matters

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LIST OF EXHIBITS

Exhibit A-1	CCI Indemnity Agreement
Exhibit A-2	Financing Guaranty
Exhibit B	Tax Matters Agreement
Exhibit C-1	Company Certificate of Formation
Exhibit C-2	Company Sub Certificate of Formation
Exhibit D-1	Company Sub Assignment and Assumption Agreement
Exhibit D-2	Travel Channel Assignment and Assumption Agreement
Exhibit E	Form of Equity Contribution Agreement
Exhibit F	Form of LLC Agreement
Exhibit G	Form of Partner Services Agreement
Exhibit H	Initial Financing Commitment Letter
Exhibit I	Form of Lease Contribution Agreement

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CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of November 5, 2009 (this “Agreement”) is among TCM Parent, LLC, a Delaware limited liability company (“Company”), TCM Sub, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Company (“Company Sub”), Cox TMI, Inc., a Delaware corporation (“Cox TMI”), Cox Communications, Inc., a Delaware corporation (“CCI”), Gulliver Media Holdings, LLC, a Delaware limited liability company (“Gulliver Media”), and Scripps Networks Interactive, Inc., an Ohio corporation (“SNI”).

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions.

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated:

“2007-2009 Audit” means the audit of the combined balance sheets of the Travel Channel Entities as of December 31, 2007, December 31, 2008 and September 30, 2009 and the related combined statements of operations and cash flows of the Travel Channel Entities for the period from May 15, 2007 through December 31, 2007, the 12 months ended December 31, 2008 and the 9 months ended September 30, 2009, conducted by the Travel Channel Entities’ independent certified public accountants in accordance with GAAP.

“Action” means any action (at law or in equity), suit, arbitration or proceeding.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first-named Person and, if such first-named Person is a natural person, also includes any member of such first-named Person’s immediate family. For purposes of this definition, the term “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, “Affiliate” shall not, in respect of Gulliver Media or any of its controlled Affiliates, include The Edward W. Scripps Trust or any of its controlled Affiliates other than SNI and its controlled Affiliates.

“Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA under which any employee, former employee or independent contractor employed or providing services to the Business receives any benefits; and (b) any other material employee benefit plan, agreement, arrangement or policy, including any stock option, stock purchase, stock award, deferred compensation, pension, retirement, savings, profit sharing, incentive compensation, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, severance pay, or educational assistance plan, policy, agreement or arrangement under which any employee, former employee or independent contractor employed or providing services to the Business in the United States receives or could potentially receive any benefits; which in the case of each of clauses (a) or (b), is sponsored or maintained by Cox TMI or any of its Subsidiaries or any of its Affiliates (or to which any of them is a party or is bound or otherwise subject), or to which Cox TMI or any of its ERISA Affiliates contributes or is required to contribute.

“Business” means the business of the Travel Channel Entities, taken as a whole.

“Business Contract” means any Contract to which any Travel Channel Entity is a party or that will be assigned to Company, Company Sub or any Travel Channel Entity pursuant to Section 2.1(b).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or directed to close.

“Business Employees” means all current employees of any of the Travel Channel Entities.

“Business Permits” means all Permits that are held by any of the Travel Channel Entities.

“CCI Indemnity Agreement” means that certain indemnity agreement between CCI and SNI pursuant to which CCI agrees to indemnify SNI for certain payments made by SNI pursuant to the Financing Guaranty to be executed and delivered by the parties thereto at Closing, substantially in the form of Exhibit A-1 attached hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, the Treasury Regulations.

“Confidentiality and Non-Disclosure Agreement” means that certain Confidentiality and Non-Disclosure Agreement dated as of July 24, 2009 between SNI and CCI.

“Consents” means all licenses, authorizations, notifications, filings, approvals, permits, orders, declarations, waivers and consents required under Permits, Contracts or otherwise for the consummation of the Transactions.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license (other than a Permit).

“Cox TMI Obligations to Company” means the representations, warranties, covenants and agreements of Cox TMI and CCI contained in this Agreement and the certificate to be delivered pursuant to Section 6.2(c), except for the Cox TMI Obligations to Gulliver Media and the Special Indemnified Matters.

“Cox TMI Obligations to Gulliver Media” means the representations, warranties, covenants and agreements of Cox TMI and CCI set forth in Section 3.1(a), Section 3.2, Section 3.3, Section 3.4 (with respect to Cox TMI only), Section 3.5 (with respect to any responsibility of Gulliver Media only), Section 3.6, Section 5.2, Section 5.3, Section 5.5, Section 5.6,

Section 5.9, Section 5.10, Section 5.12, Section 9.2 and Section 9.4 of this Agreement and the representations and warranties contained in the certificate to be delivered pursuant to Section 6.2(c) to the extent relating to the foregoing.

“Cutoff Date” means May 15, 2007.

“Data Room” means the electronic data room in which Cox TMI has made certain information relating to the Business available to Gulliver Media and SNI.

“Debt Financing” means the Initial Financing and the Subsequent Financing, collectively.

“December 31, 2009 Audit” means the audit of the combined balance sheet of the Travel Channel Entities as of December 31, 2009 and the related combined statements of operations and cash flows of the Travel Channel Entities for the 12 months ended December 31, 2009, conducted by the Travel Channel Entities’ independent certified public accountants in accordance with GAAP.

“EBITDA” means revenue, minus total costs of services (excluding depreciation and amortization), minus selling, general and administrative expenses (excluding depreciation and amortization), each as set forth in the combined statement of operations for the nine months ended September 30, 2009 included in the 2007-2009 Audit or the Financial Statements, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any subsequent federal law of similar import, and the rules and regulations thereunder, as in effect from time to time.

“ERISA Affiliate” means any entity which is treated as a single employer with Travel Channel under Section 414(b), (c), (m) or (o) of the Code or 4001 of ERISA.

“Financing Guaranty” means that certain guaranty by SNI of the obligations of Company Sub pursuant to the Initial Financing to be executed and delivered by the parties thereto at Closing, substantially in the form of Exhibit A-2 attached hereto.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Government Authority” means any foreign or United States federal, state, county or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Gulliver Media Material Adverse Effect” means a material adverse effect on the ability of Gulliver Media or SNI to perform its obligations under this Agreement or any other Transaction Documents.

“Gulliver Media Obligations to Company” means the representations, warranties, covenants and agreements of Gulliver Media and SNI contained in this Agreement and the certificate to be delivered pursuant to Section 6.3(c), except for the Gulliver Media Obligations to Cox TMI.

“Gulliver Media Obligations to Cox TMI” means the representations, warranties, covenants and agreements set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, (with respect to any responsibility of Cox TMI only), Section 4.5, Section 4.6, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.12, Section 5.13, Section 9.1, and Section 9.3 of this Agreement and the representations and warranties contained in the certificate to be delivered pursuant to Section 6.3(c) to the extent relating to the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Initial Distribution Amount” means $877,500,000.00.

“Initial Financing” means the bridge financing to be provided by the Initial Lender to Company Sub in connection with the consummation of the Transactions pursuant to the Initial Financing Commitment and as set forth in Section 5.9(a).

“Initial Financing Documentation” means the definitive documentation to be executed by Company, Company Sub, Cox TMI, CCI, Gulliver Media, SNI, the Travel Channel Entities and their respective Affiliates, in order to consummate the Initial Financing at the Closing, including, without limitation, the Financing Guaranty and the CCI Indemnity Agreement.

“Initial Funding Amount” means an amount equal to the Initial Distribution Amount.

“Initial Lender” means Bank of America, N.A. and Goldman Sachs Credit Partners L.P., collectively.

“Intellectual Property” means any of the following that are owned or licensed by the Travel Channel Entities, excluding Programming; (a) trademarks, trade names, service marks, logos and internet domain names, corporate names, slogans, trade dress and other similar designations of source or origin, along with any associated goodwill; (b) patents, patent applications and disclosures, inventions conceived (whether or not reduced to practice), and related improvements, continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; (c) copyrights and copyrightable works of authorship; (d) internet web sites, including all content displayed on such sites; (e) rights of publicity and privacy; (f) copies and tangible embodiments of any of the foregoing (in whatever form or medium); (g) other intangible property related to the foregoing; (h) licenses granting any rights with respect to any of the foregoing (including, without limitation, software, webcasting, and public performance licenses); (i) registrations and applications to register any of the foregoing, if applicable; and (j) rights to sue with respect to infringements of any of the foregoing.

“Knowledge,” when used with respect to Cox TMI, means the actual knowledge of Pat Younge, Jonathan Sichel, Brett Woods and Linette Hwu. (“Cox TMI’s Knowledge” shall have a correlative meaning.)

“Legal Requirement” means any statute, ordinance, code, law, ordinance, rule, regulation, order, decree or other requirement, standard or procedure enacted, adopted or applied by any Government Authority, including judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, injunctions or rulings applying common law or interpreting any of the foregoing.

“Liabilities” means debts, losses, fines, penalties, liabilities or obligations (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, quantifiable or not quantifiable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) and all costs, expenses, damages, liabilities, losses, claims, judgments or settlements, including, without limitation, reasonable attorney and professional fees, imposed on or otherwise suffered by a Person related to the foregoing.

“Lien” means any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, pledge, encumbrance or any exception to, or defect in, title or other ownership interest.

“Losses” means any claims, losses, Liabilities, judgments, damages, Liens, penalties, costs and expenses, Taxes, and reasonable fees and disbursements of counsel and other experts.

“Material Adverse Effect” means (a) any event, change or effect, individually or in the aggregate with other events, changes or effects, that has a material adverse effect on the operations, assets, liabilities or financial condition of the Business, other than any event, change or effect arising from (i) matters affecting the cable and satellite television network industry generally (including, without limitation, legislative, regulatory and litigation matters), (ii) matters relating to or arising from general economic conditions (including financial and capital markets), (iii) matters resulting from the announcement of the Transactions, (iv) matters arising from any actions taken by CCI or any of its Affiliates, or the failure to take any action by CCI or any of its Affiliates, in each case, to the extent specifically requested or consented to by Gulliver Media or required pursuant to the terms hereof, (v) the failure, in and of itself, of the Business to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, or (vi) matters arising from the outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within or outside the United States or directed against its facilities or citizens wherever located, or (b) a material adverse effect on the ability of Cox TMI or CCI to perform its material obligations under this Agreement or the other Transaction Documents.

“Material Programming” means Programming that is listed on Schedule 1.1-1, which includes Programming (a) for telecast on the Network that is or was the subject of any production or development Contract that was entered into by a Travel Channel Entity any time on or after May 15, 2007 to the date hereof, or (b) that has been telecast on the Network any time during the period from May 15, 2007 to the date hereof.

“Multiemployer Plan” means a plan, as defined in ERISA Sections 3(37) or 4001(a)(3), with respect to which Travel Channel or any of its ERISA Affiliates contributed, contributes or is required to contribute.

“Network” means the cable television network known as the “Travel Channel” as of the date hereof.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Other Programming” means all Programming other than Material Programming.

“Percentage Interest” has the meaning assigned to such term in the LLC Agreement.

“Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Government Authority and all pending applications therefor.

“Permitted Liens” means the following Liens: (a) statutory landlord’s liens and liens for current taxes, assessments and governmental charges not yet due and payable or being contested in good faith; (b) zoning laws and ordinances and similar Legal Requirements to the extent not violated or breached; (c) statutory liens or other encumbrances or imperfections of title or technical defects in title that individually or in the aggregate do not materially impair the value, marketability or utility of the related asset as presently utilized in the Business; (d) liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar statutory liens incurred in the Ordinary Course of business for sums not yet due or being diligently contested in good faith and for which adequate reserves have been made in accordance with GAAP; (e) non-exclusive licenses of Intellectual Property granted in the Ordinary Course which do not, individually or in the aggregate, materially impair the value, marketability or utility of such Intellectual Property as currently used in the Business; (f) Unit Liens and (g) Liens set forth on Schedule 1.1-2.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, association, other form of business or legal entity, or Government Authority.

“Pre-Closing Taxes” means (i) all Taxes of, or with respect to, the Travel Channel Entities for any taxable period ending on or prior to the Closing Date, and (ii) with respect to any Straddle Period, all Taxes of, or with respect to, the Travel Channel Entities allocable to the portion of such Straddle Period ending on the Closing Date. For purposes of the preceding clause (ii), in the case of Taxes payable with respect to any Straddle Period, the amount of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any Taxes based upon or related to income or gross receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (B) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Travel Channel Entities.

“Programming” means all audio and/or audiovisual programs, including all series of programs, and other programming material (including, without limitation, any of the foregoing in production or development) telecast, webcast or otherwise distributed, exhibited or performed via any manner or medium by or on behalf of the Travel Channel Entities, including, without limitation, all Intellectual Property contained therein or related thereto and all rights and/or licenses granting to the Travel Channel Entities, any rights with respect to any of the foregoing, including the programming listed on Schedule 1.1-3; it being understood and agreed that (a) the Contract for any given program title referenced on Schedule 1.1-3 may include another or other program titles, which program title(s) shall be considered Programming, provided such other title and corresponding program conforms with this definition of “Programming”, and (b) the Contract for any given program title referenced on Schedule 1.1-3 may include a “working title” or an “aka” title that changed prior to the program airing.

“Reasonable Terms” means, (i) with respect to the Initial Financing, the terms and conditions set forth in the Initial Financing Commitment and such other terms and conditions relating thereto which are commercially reasonable under current market conditions at the time that such financing is being sought, considered in the aggregate, compared to terms and conditions of documentation for recent transactions, considered in the aggregate, that are comparable to such financing, and (ii) with respect to the Subsequent Financing, terms, conditions and limitations relating thereto described in the definition of Subsequent Financing and such other terms and conditions which are commercially reasonable under current market conditions at the time that such financing is being sought, considered in the aggregate, compared to terms and conditions of documentation for recent transactions, considered in the aggregate, that are comparable to such financing.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Laws” means (a) the Securities Act of 1933, as amended from time to time, and any subsequent Federal law of similar import, and the rules and regulations thereunder, as in effect from time to time, and (b) any state securities laws as in effect from time to time.

“SNI Material Adverse Effect” means (a) any event, change or effect, individually or in the aggregate with other events, changes or effects, that has a material adverse effect on the operations, assets, liabilities or financial condition of the business of SNI and its Subsidiaries, taken as a whole, other than any event, change or effect arising from (i) matters affecting the industry in which SNI and its Subsidiaries, taken as a whole, conduct their business generally (including, without limitation, legislative, regulatory and litigation matters), (ii) matters relating to or arising from general economic conditions (including financial and capital markets), (iii) matters resulting from the announcement of the Transactions, (iv) matters arising from any actions taken by SNI or any of its Affiliates, or the failure to take any action by SNI or any of its Affiliates, in each case, to the extent specifically requested or consented to by Cox TMI or required pursuant to the terms hereof, (v) the failure, in and of itself, of the business of SNI and its Subsidiaries, taken as a whole, to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, or (vi) matters arising from the outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within or outside the United States or directed against its facilities or citizens wherever located, or (b) a material adverse effect on the ability of Gulliver Media or SNI to perform its material obligations under this Agreement or the other Transaction Documents.

“Special Indemnified Matters” has the meaning set forth on Schedule 7.2(a)(ii)(B).

“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.

“Subsequent Financing” means debt financing arrangements, including, without limitation, the issuance and sale of notes by Company Sub, pursuant to which Company Sub shall borrow funds with a maturity date that is the earlier of (a) the sixth (6th) anniversary of the Closing Date and (b) the fifth (5th) anniversary of the consummation of the Subsequent Financing, in an original principal amount equal to (x) if the Initial Financing is not consummated at the Closing, the Initial Funding Amount or (y) if the Initial Financing is consummated at the Closing, the amount necessary to repay all outstanding principal, accrued but unpaid interest and any penalties or similar charges in connection with the Initial Financing, if any, and, which Subsequent Financing shall not include registration rights under the Securities Act of 1933, as amended, for any Person or the registration of any securities under the Securities Laws.

“Subsequent Financing Documentation” means the definitive documentation to be executed by Company, Company Sub, Cox TMI, CCI, Gulliver Media, SNI, the Travel Channel Entities and their respective Affiliates, in order to consummate the Subsequent Financing, including, without limitation, a guaranty by SNI, on terms and conditions substantially similar to those set forth in the Financing Guaranty (the “Subsequent Financing Guaranty”), and an indemnity by CCI, on terms and conditions substantially similar to those set forth in the CCI Indemnity Agreement (the “Subsequent Financing CCI Indemnity Agreement”), and any information memorandum, offering memorandum or similar offering materials in respect of the Subsequent Financing.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of the outstanding voting securities or other equity interests thereof are directly or indirectly owned by such first-named Person and/or any of its Subsidiaries or (b) such first-named Person and/or any such Subsidiary of such first named Person is a general partner.

“Tangible Personal Property” means all the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, supplies and other tangible personal property that is owned or leased by any Travel Channel Entity.

“Tax” or “Taxes” means all taxes (whether Federal, state, county or local), fees, levies, customs duties, assessments or charges of any kind whatsoever, including gross income, net income, gross receipts, profits, windfall profits, sales, use, value-added, ad valorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, capital stock, alternative or add-on minimum, environmental, disability, or real or personal property taxes imposed by any Taxing Authority together with any interest, penalties, or additions to tax imposed with respect thereto.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into at Closing by and among Gulliver Media, SNI, Cox TMI, CCI, Company and Company Sub, substantially in the form attached hereto as Exhibit B.

“Tax Returns” means all returns, declarations, reports and information statements and returns filed or required or permitted to be filed with a Government Authority relating to Taxes, including any attachment thereto or amendment thereof.

“Taxing Authority” means any Government Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Transaction Documents” means this Agreement, the LLC Agreement, the Tax Matters Agreement, the Partner Services Agreement, the Initial Financing Documentation, the Subsequent Financing Documentation and any guaranty, indemnity or other agreements, instruments, documents and certificates contemplated hereby and thereby, including each exhibit and Schedule hereto and thereto.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer” has the meaning assigned to such term in the LLC Agreement.

“Travel Channel” means The Travel Channel, L.L.C., a Delaware limited liability company and a direct, wholly-owned Subsidiary of Cox TMI.

“Travel Channel Entities” means Travel Channel; Travel Channel Talent Services, LLC, a Delaware limited liability company; Travel Media Music, LLC, a Delaware limited liability company; Travel Channel Tunes, LLC, a Delaware limited liability company; Travel Channel Music Publishing, LLC, a Delaware limited liability company; and Travel Channel Productions, L.L.C., a Delaware limited liability company.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit Liens” means Liens arising pursuant to (a) the Debt Financing, such as a pledge of Units, and (b) restrictions on Transfer under any Securities Laws.

“Units” has the meaning assigned to such term in the LLC Agreement.

1.2 Other Terms. The following terms are defined in the Sections of the Agreement indicated:

Term	Section
AAA	10.17(a)
Administrative Services	5.18
Agreement	Preamble
CCI	Preamble
Claimant	7.3(a)
Closing	2.3
Closing Date	2.3
Collocated Servers	5.18
Collocation Facility	5.18
Collocation Services	5.18
Company	Preamble
Company Sub	Preamble
Company Sub Assignment and Assumption Agreement	2.1(b)(i)(1)
Company Bank	6.1(c)
Company Indemnified Parties	7.2(a)(i)
Cox TMI	Preamble
Cox TMI Consents	3.4
Cox TMI Contributed Interest	2.1(c)(i)
Cox TMI Indemnified Parties	7.2(b)(ii)
Cox TMI Insurance Policies	5.15(a)
Cox’s Health Care Plan	5.4(b)
Equity Contribution Agreement	2.1(b)(ii)
Financial Statements	3.12
Foreign Competition Laws	3.4
Gulliver Media	Preamble
Gulliver Media Consents	4.3
Gulliver Media Indemnified Parties	7.2(a)(ii)
Indemnifying Party	7.3(a)
Initial Financing Commitment	5.9(a)(i)
Investment Banker	5.9(b)(iii)
Lease	3.20
Lease Contribution Agreement	5.13
Lease Guaranty	5.13

Term	Section
Leased Real Property	3.20
LLC Agreement	2.1(d)(iii)
Material Business Contract	3.10(b)
Material Business Permits	3.8
Network Talent	5.15
Nonassignable Asset	2.1(g)
Partner Services Agreement	2.4(c)
Reasonable Terms	5.9(b)(i)(1)
Reimbursement Costs	5.18
SNI	Preamble
Specified Amount	2.1(d)(i)
Substitute Guaranty	5.13
Transition Services Period	5.18
Travel Channel Assignment and Assumption Agreement	2.1(b)(i)(2)

1.3 Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. Section references used herein are to this Agreement unless expressly provided otherwise.

Section 2. Contribution Transaction; Initial Distribution; Closing.

2.1 Contribution Transaction. On the terms and subject to the conditions set forth in this Agreement:

(a) Prior to the date hereof, Cox TMI caused Company and Company Sub to be formed pursuant to Certificates of Formation filed with the Secretary of State of the State of Delaware on November 3, 2009, copies of which are attached hereto as Exhibit C-1 and Exhibit C-2, respectively.

(b) At the Closing subject to the satisfaction of the conditions set forth in Section 6 (or waiver thereof by the Person entitled to the benefit thereof), immediately prior to the consummation of the transactions set forth in Section 2.1(c):

(i) Cox TMI shall, or shall cause its Affiliates to, assign and deliver to:

(1) Company Sub the Contracts and assets identified on Schedule 2.1(b)(i)(1), free and clear of all Liens, other than Permitted Liens, and Company Sub shall assume such Contracts and all Liabilities relating to such Contracts, pursuant to the Assignment and Assumption Agreement in the form of Exhibit D-1 attached hereto (the “Company Sub Assignment and Assumption Agreement”); and

(2) Travel Channel the Contracts identified on Schedule 2.1(b)(i)(2), free and clear of all Liens, other than Permitted Liens, and Travel Channel shall assume such Contracts and all Liabilities relating to such Contracts, pursuant to the Assignment and Assumption Agreement in the form of Exhibit D-2 attached hereto (the “Travel Channel Assignment and Assumption Agreement”);

(ii) Cox TMI shall deliver or cause to be delivered to Company Sub the Company Sub Assignment and Assumption Agreement, duly executed by Cox TMI;

(iii) Cox TMI shall deliver to Travel Channel the Travel Channel Assignment and Assumption Agreement, duly executed by Cox TMI;

(iv) Company Sub shall deliver to Cox TMI the Company Sub Assignment and Assumption Agreement, duly executed by Company Sub; and

(v) Cox TMI shall cause Travel Channel to deliver to Cox TMI the Travel Channel Assignment and Assumption Agreement, duly executed by Travel Channel.

(c) At the Closing, subject to the satisfaction of the conditions set forth in Section 6 (or the waiver thereof by the Person entitled to the benefit thereof):

(i) Cox TMI shall contribute, transfer, assign and deliver all of its membership interests in Travel Channel to Company, free and clear of all Liens, other than Unit Liens (collectively, the “Cox TMI Contributed Interest”), pursuant to the Equity Contribution Agreement in the form of Exhibit E attached hereto (the “Equity Contribution Agreement”);

(ii) Cox TMI shall deliver to Company the Equity Contribution Agreement, duly executed by Cox TMI;

(iii) Company shall deliver to Cox TMI the Equity Contribution Agreement, duly executed by Company;

(iv) Company shall issue to Cox TMI 3,500 Units, free and clear of all Liens, other than Unit Liens, in exchange for the Contracts, assets and membership interests specified in Section 2.1(b)(i) and Section 2.1(c)(i), and such Units, upon issuance by Company, shall be duly authorized, validly issued, fully paid and nonassessable; and

(v) Immediately following the consummation of the transaction set forth in Section 2.1(c)(i), Company shall contribute, transfer, assign and deliver all of the Cox TMI Contributed Interest to Company Sub.

(d) At the Closing, immediately following the consummation of the transaction set forth in Section 2.1(c):

(i) Gulliver Media shall contribute to Company $181,071,429.00 in cash (the “Specified Amount”); and

(ii) Company shall issue to Gulliver Media 6,500 Units, free and clear of all Liens, other than Unit Liens, in exchange for the Specified Amount specified in Section 2.1(d)(i), and such Units, upon issuance by Company, shall be duly authorized, validly issued, fully paid and nonassessable; and

(iii) Company, CCI, Cox TMI, Gulliver Media and SNI shall execute and deliver the Amended and Restated Limited Liability Company Agreement of Company in the form of Exhibit F attached hereto (the “LLC Agreement”).

(e) Cox TMI and Gulliver Media agree that the fair market value of the Contracts, assets and membership interests contributed to Company pursuant to Section 2.1(b)(i) and Section 2.1(c)(i) is Nine Hundred Seventy-Five Million Dollars ($975,000,000.00).

(f) Cox TMI and Gulliver Media agree that the fair market value of the Specified Amount contributed to Company by Gulliver Media pursuant to Section 2.1(d)(i) is One Hundred Eighty-One Million Seventy-One Thousand Four Hundred Twenty-Nine Dollars ($181,071,429.00).

(g) Nothing in Section 2.1(b) shall be construed as an attempt or agreement to assign or transfer any Contract or asset which by its terms or by Legal Requirement is not assignable without the consent of a third party or may be cancelled or terminated by a third party in the event of an assignment or transfer (a “Nonassignable Asset”), unless and until such consent shall have been obtained. Cox TMI, Company, Company Sub, each Travel Channel Entity and Gulliver Media shall each use their commercially reasonable efforts to obtain as expeditiously as possible any such consent to the assignment of a Nonassignable Asset. Unless and until any such consent is obtained, to the extent permitted by Legal Requirement and by the terms of the applicable Nonassignable Asset, Cox TMI, Company, Company Sub, each Travel Channel Entity and Gulliver Media shall cooperate to establish an arrangement reasonably satisfactory to each of them pursuant to which Company, Company Sub or the appropriate Travel Channel Entity, as applicable, will obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Nonassignable Asset or pursuant to which Cox TMI would enforce for the benefit of Company, Company Sub or the appropriate Travel Channel Entity, as applicable, any and all claims, rights and benefits of Cox TMI against a third party thereto. Cox TMI shall promptly pay over to Company, Company Sub or the appropriate Travel Channel Entity, as applicable, the net amount (after costs and taxes) of all payments received by it in respect of all Nonassignable Assets, and Company, Company Sub or the appropriate Travel Channel Entity, as applicable, shall promptly pay, perform or discharge, when due, any and all obligations and liabilities arising thereunder. Nothing in this Section 2.1(g) shall limit the obligation of the parties to obtain the Cox TMI Consents and the Gulliver Media Consents pursuant to the terms of this Agreement.

2.2 Initial Distribution Amount.

(a) At the Closing, immediately after the consummation of the transactions set forth in Section 2.1(d), Company Sub shall obtain and consummate the Subsequent Financing or, if the Subsequent Financing is not consummated simultaneously with the Closing, the Initial Financing and borrow funds thereunder in an amount equal to the Initial Funding Amount and, upon receipt by Company Sub of such proceeds, Company Sub shall distribute to Company an amount in cash equal to the Initial Distribution Amount.

(b) At the Closing, upon receipt by Company of the distribution pursuant to Section 2.2(a), Company shall distribute an amount in cash equal to the Initial Distribution Amount to Cox TMI by wire transfer of immediately available funds in accordance with written instructions that Cox TMI shall provide to Company and Company Sub not less than two (2) Business Days prior to the Closing Date.

2.3 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions described in Section 2.1(b), Section 2.1(c), Section 2.1(d), Section 2.2(a) and Section 2.2(b) (the “Closing”) shall take place at the offices of Dow Lohnes PLLC at Six Concourse Parkway, Suite 1800, Atlanta, GA 30328 at 10:00 a.m., local time, on (i) the third (3rd ) Business Day after the conditions to the Closing set forth in Section 6.1(a) are satisfied or waived; (ii) if such third (3rd) Business Day would be prior to December 15, 2009, then at the election of Gulliver Media by notice given no later than the third (3rd) Business Day after the conditions to Closing set forth in Section 6.1(a) are satisfied, December 15, 2009; or (iii) such other date and at such other time as the parties to this Agreement shall agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.4 Deliveries at the Closing.

(a) In addition to the other requirements set forth herein, at the Closing, Cox TMI shall deliver, or cause to be delivered, to Gulliver Media and Company the following:

(i) the certificate contemplated by Section 6.2(c), duly executed by Cox TMI;

(ii) certificates evidencing the good standing of Cox TMI, CCI and each Travel Channel Entity in their respective jurisdictions of organization as of a recent date;

(iii) any required transfer Tax Returns or forms;

(iv) affidavits meeting the requirements of Section 1445(b) of the Code, duly executed by Cox TMI;

(v) the LLC Agreement, duly executed by Cox TMI and CCI;

(vi) the Tax Matters Agreement, duly executed by Cox TMI and CCI;

(vii) the Lease Guaranty and the Lease Contribution Agreement, duly executed by CCI;

(viii) the Equity Contribution Agreement, duly executed by Cox TMI and Company;

(ix) the CCI Indemnity Agreement or the Subsequent Financing CCI Indemnity Agreement, as applicable, duly executed by CCI; and

(x) all other certificates, documents and instruments that are reasonably requested by Gulliver Media in connection with completing the Transactions (it being understood and agreed that whether there is sufficient time to deliver any such certificate, document or instrument shall be taken into account when determining whether any such request is reasonable).

(b) In addition to the other requirements set forth herein, at the Closing, Gulliver Media shall deliver, or cause to be delivered, to Cox TMI and Company the following:

(i) the certificate contemplated by Section 6.3(c), duly executed by Gulliver Media;

(ii) certificates evidencing the good standing of Gulliver Media and SNI in their respective jurisdictions of organization as of a recent date;

(iii) the LLC Agreement, duly executed by Gulliver Media and SNI;

(iv) the Tax Matters Agreement, duly executed by Gulliver Media and SNI;

(v) the Lease Guaranty and the Lease Contribution Agreement, duly executed by SNI;

(vi) the CCI Indemnity Agreement or the Subsequent Financing CCI Indemnity Agreement, as applicable, duly executed by SNI;

(vii) the Financing Guaranty or the Subsequent Financing Guaranty, as applicable, duly executed by SNI; and

(viii) all other certificates, documents and instruments that are reasonably requested by Cox TMI in connection with completing the Transactions (it being understood and agreed that whether there is sufficient time to deliver any such certificate, document or instrument shall be taken into account when determining whether any such request is reasonable).

(c) In addition to the other requirements set forth herein, at the Closing, SNI shall deliver to Cox TMI and Company the Partner Services Agreement in the form of Exhibit G attached hereto (the “Partner Services Agreement”), duly executed by SNI.

(d) In addition to the other requirements set forth herein, at the Closing, Company shall deliver to each of Cox TMI and Gulliver Media the following:

(i) the Tax Matters Agreement, duly executed by Company and Company Sub;

(ii) the Partner Services Agreement, duly executed by Company Sub;

(iii) the LLC Agreement, duly executed by Company; and

(iv) all other certificates, documents and instruments that are reasonably requested by Cox TMI or Gulliver Media in connection with completing the Transactions (it being understood and agreed that whether there is sufficient time to deliver any such certificate, document or instrument shall be taken into account when determining whether any such request is reasonable).

Section 3. Representations and Warranties of Cox TMI.

Except as set forth in the Schedules for representations and warranties attached hereto (and subject to the provisions of Section 10.13), Cox TMI represents and warrants to and for the benefit of Gulliver Media and Company as follows:

3.1 Organization, Standing and Authority.

(a) Cox TMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to conduct business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except for failures to be so qualified as a foreign corporation that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Each Travel Channel Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and qualified to conduct business as a foreign limited liability company in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except for failures to be so qualified as a foreign limited liability company that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) Each of Company and Company Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to conduct business as a foreign limited liability company in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except for failures to be so qualified as a foreign limited liability company that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.2 Authorization and Binding Obligation.

(a) Cox TMI has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it, and to carry out and perform all of its obligations under the terms of this Agreement and the other Transaction Documents to which it is a party. All corporate actions by Cox TMI necessary for the authorization, execution, delivery and performance of this Agreement and such other Transaction Documents have been taken, and such actions have not been rescinded, repealed or amended. This Agreement has been duly executed and delivered by Cox TMI and this Agreement constitutes, and such other Transaction Documents shall, when executed and delivered by Cox TMI, constitute, the valid and legally binding obligations of Cox TMI, in each case enforceable against it in accordance with their respective terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Company has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it, and to carry out and perform all of its obligations under the terms of this Agreement and the other Transaction Documents to which it is a party. All limited liability company actions by Company necessary for the authorization, execution, delivery and performance of this Agreement and such other Transaction Documents have been taken, and such actions have not been rescinded, repealed or amended. This Agreement has been duly executed and delivered by Company, and this Agreement constitutes and such other Transaction Documents shall, when executed and delivered by Company, constitute, the valid and legally binding obligations of Company, in each case enforceable against it in accordance with their respective terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Company Sub has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it, and to carry out and perform all of its obligations under the terms of this Agreement and the other Transaction Documents to which it is a party. All limited liability company actions by Company Sub necessary for the authorization, execution, delivery and performance of this Agreement and such other Transaction Documents have been taken, and such actions have not been rescinded, repealed or amended. This Agreement has been duly executed and delivered by Company Sub, and this Agreement constitutes and such other Transaction Documents shall, when executed and delivered by Company Sub, constitute, the valid and legally binding obligations of Company Sub, in each case enforceable against it in accordance with their respective terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3 Capitalization. All of the outstanding limited liability company membership interests in each of the Travel Channel Entities, Company and Company Sub are held by the Persons identified as the holders thereof on Schedule 3.3, free and clear of all Liens, except for

Permitted Liens, have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights. Except for the Transactions, there are no outstanding options, warrants, calls, subscriptions or other rights or agreements or commitments or obligations of Cox TMI or any of the Travel Channel Entities to issue, transfer or sell any limited liability company membership interest of any of the Travel Channel Entities. Travel Channel owns no equity interest in any other Person other than the Travel Channel Entities (other than Travel Channel) and no Travel Channel Entity (other than Travel Channel) owns any equity interest in any other Person. Company owns no equity interest in any other Person other than Company Sub, and Company Sub owns no equity interest in any other Person other than Travel Channel. Neither Company nor Company Sub (i) has conducted any business other than in connection with its respective organization, entering into this Agreement and consummating the Transactions or (ii) currently has, or at Closing will have, any assets (except for Company’s ownership of the equity interests in Company Sub and Company Sub’s ownership of the membership interests of Travel Channel) or any liabilities, in each case, except as expressly contemplated by this Agreement and the other Transaction Documents.

3.4 Absence of Conflicting Agreements. Subject to receipt of the Consents listed on Schedule 3.4 (the “Cox TMI Consents”) and any other consents, authorizations or approvals required for Gulliver Media and SNI to perform their respective obligations under this Agreement and the other Transaction Documents, and compliance with the HSR Act and any required filings or notifications under any foreign antitrust merger control laws (the “Foreign Competition Laws”), no consent, approval, registration, qualification, waiver, order, permit or authorization of, or declaration or notice to, or filing with, any Government Authority is required in connection with the execution, delivery or performance by Cox TMI, Company or Company Sub of this Agreement or any other Transaction Documents or the performance by Cox TMI, Company or Company Sub of any of the Transactions. Subject to receipt of the Cox TMI Consents, the Gulliver Media Consents, and compliance with the HSR Act and the Foreign Competitions Laws, the execution, delivery and performance by Cox TMI, Company or Company Sub of this Agreement and the other Transaction Documents, and the consummation of the Transactions by Cox TMI, do not and will not:

(a) Conflict with or violate the organizational documents of Cox TMI, Company, Company Sub or any of the Travel Channel Entities;

(b) Conflict with or violate, in any material respect, any Legal Requirements applicable to Cox TMI, Company, Company Sub or any of the Travel Channel Entities; or

(c) In any material respect, conflict with, violate, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or terminate, trigger any right of first offer or require any consent of, or notice to or any filing with, any Person pursuant to, or give to others any rights to modify, amend, accelerate or cancel any material term or provision of, or the entirety of, or result in the creation of any Lien (other than any Permitted Lien) pursuant to, any material Contract to which Cox TMI, Company or Company Sub is a party, material Permit held by Cox TMI, Company or Company Sub, Material Business Contract, Material Business Permit or material Legal Requirement.

3.5 Brokers. Neither Cox TMI nor any Person acting on its behalf has incurred any Liability for any finders’, brokers’ or similar fees or commissions in connection with the Transactions, for which Company, Company Sub, any Travel Channel Entity or Gulliver Media shall be responsible.

3.6 Investment Purpose. Cox TMI is acquiring the Units issued to it pursuant to Section 2.1(c)(iv) only for investment purposes for its own account and not with a view to the sale or distribution of any part thereof within the meaning of the Securities Laws. Cox TMI has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment. Cox TMI is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies and securities such as Company and the Travel Channel Entities and the Units, respectively, as contemplated hereunder.

3.7 Bank Accounts. A true and correct list of all bank accounts of each Travel Channel Entity is set forth on Schedule 3.7.

3.8 Governmental Permits. The Travel Channel Entities hold all material Permits required to conduct the Business as presently conducted. Schedule 3.8 sets forth, as of the date hereof, a true and complete list of all material Business Permits (the “Material Business Permits”). Cox TMI has made available to Gulliver Media true and complete copies of the Material Business Permits held by any of the Travel Channel Entities. Except as set forth on Schedule 3.8, the Material Business Permits are currently in full force and effect. Except as listed on Schedule 3.8, there is no Action, governmental proceeding or investigation pending or, to the Knowledge of Cox TMI, threatened in writing to terminate, suspend or modify any Material Business Permit, and the Travel Channel Entities are, and, to the Knowledge of Cox TMI, each other party thereto is, in compliance in all material respects with the terms and conditions of all such Material Business Permits. None of the Travel Channel Entities holds, nor is any Travel Channel Entity an applicant for, any license, permit, or authorization issued by the Federal Communications Commission.

3.9 Tangible Personal Property. Except with respect to leased tangible personal property, the Travel Channel Entities have good and valid title to all Tangible Personal Property free and clear of all Liens, except for Permitted Liens. Except as set forth in Schedule 3.9, the Tangible Personal Property is in reasonable operating condition and repair (subject to normal wear and tear) and is available for use in the Ordinary Course of the Business.

3.10 Contracts.

(a) Schedule 3.10(a) lists, as of the date hereof, each of the following Contracts:

(i) All Business Contracts (including any amendments) for the distribution of the Network to subscribers by any multi-channel video provider, including, without limitation, any cable or satellite distribution system or by an telephone service provider, but, excluding (for the avoidance of doubt) transport agreements (other than the Contract identified on Schedule 3.10(a)(i)) and temporary authorizations and any Contract pursuant to which the Network is distributed (A) by a collective group or aggregator of multi-channel video providers or telephone service providers (other than the National Cable Television Cooperative, National Rural Telecommunications Cooperative and Satellite Services, Inc.) or (B) to fewer than 100,000 subscribers by a multi-channel video provider (including, if such multi-channel video provider participates in a Contract for distribution of the Network with the National Cable Television Cooperative, National Rural Telecommunications Cooperative or Satellite Services, Inc.);

(ii) The form of all Business Contracts relating to the sale of advertising time on the Network in excess of $100,000 in cash, property or services over the life of such Business Contract;

(iii) All Business Contracts which are required to be capitalized on a balance sheet of any Travel Channel Entity in accordance with GAAP;

(iv) All Business Contracts not to solicit the current or former employees, independent contractors, advertisers or distributors of the Business and all non-competition agreements for the benefit of, or binding on, the Business or any Travel Channel Entity;

(v) All employment Business Contracts, and Business Contracts with independent contractors (excluding on-air talent) for personal services pursuant to which any Travel Channel Entity is required to pay in excess of $100,000 per annum, other than at will employment agreements;

(vi) All Business Contracts for the acquisition, production, co-production, licensing, use or distribution of Material Programming (for which only the titles of such Material Programming are required to be set forth on Schedule 3.10(a));

(vii) All Business Contracts relating to infomercials pursuant to which any Travel Channel Entity is entitled to receive in excess of $200,000 over the life of such Business Contract;

(viii) All Business Contracts with material on-air talent for Material Programming;

(ix) The Contracts identified on Schedule 2.1(b)(i)(1); and

(x) Any other Business Contract not included in any of the categories set forth in clauses (i) - (ix) above involving aggregate payments under such Business Contract to be made or received by any Travel Channel Entity in excess of $500,000 in cash, property or services over the life of such Business Contract.

(b) Each of the Contracts required to be listed on Schedule 3.10(a) hereto is hereinafter referred to as a “Material Business Contract”; provided, however, that Business Contracts identified pursuant to clauses (i), (iv) and (vi) of Section 3.10(a) shall be deemed Material Business Contracts only if marked with an asterisk on Schedule 3.10(a). (Such

Business Contracts identified pursuant to clause (i) of Section 3.10(a) marked with an asterisk on Schedule 3.10(a) are hereinafter referred to as the “Material Affiliation Agreements”). For the avoidance of doubt, the Business Contract with respect to the employment of Travel Channel’s President and General Manager shall not be a Material Business Contract and a Business Contract that is described in one or more of the subsections of Section 3.10(a) shall only be required to be listed once on Schedule 3.10(a). Cox TMI has made available to Gulliver Media a true and complete copy of each Material Business Contract. Except as disclosed on Schedule 3.10(b), each Material Business Contract is valid and binding, is in full force and effect, and is legally enforceable in accordance with its terms against Cox TMI or the Travel Channel Entity (or at the Closing, Company or Company Sub, as applicable) that is a party thereto and, to the Knowledge of Cox TMI, against the other parties thereto, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, (ii) for such Material Business Contracts that expire by their terms or are terminated between the date of this Agreement and Closing in accordance with Section 5.1 and (iii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as disclosed on Schedule 3.10(b), there is not under any Material Business Contract any material default by any of Cox TMI or the Travel Channel Entity which is a party thereto or, to Cox TMI’s Knowledge, any other party thereto. Except as disclosed on Schedule 3.10(b), to the Knowledge of Cox TMI, there has not been any cancellation of any Material Business Contract threatened in writing.

(c) The unredacted portions of the material multi-channel video provider Business Contracts that Cox TMI has made available to Gulliver Media prior to the date hereof contain all of the material rights and obligations of Travel Channel and, with respect to the Network, the multi-channel video provider that are in effect.

(d) In the case of any Material Affiliation Agreement that contains a so-called “most favored nation” provision or any similar provision requiring Cox TMI or any Travel Channel Entity to offer to the other party to such Material Affiliation Agreement terms or concessions at least as favorable as those offered to one or more third parties, or which would require Gulliver Media or any Travel Channel Entity to do so after the Closing Date (each an “MFN Provision”), (i) no Travel Channel Entity that is a party to any such agreement is in violation of an MFN Provision; (ii) no multi-channel video provider that is a party to any such agreement has requested or demanded in writing an audit to determine a Travel Channel Entity’s compliance with an MFN Provision, which request or demand is unresolved; and (iii) no multi-channel video provider that is a party to any such agreement has provided any Travel Channel Entity written notice claiming a violation by a Travel Channel Entity of an MFN Provision, which claimed violation is unresolved.

(e) In the case of any Business Contract for the distribution of the Network by a multi-channel video provider identified in Section 3.10(a)(i) that is not a Material Affiliation Agreement and contains an MFN Provision, to the Knowledge of Cox TMI, (i) no Travel Channel Entity that is a party to any such agreement is in violation of an MFN Provision; (ii) no multi-channel video provider that is a party to any such agreement has requested or demanded in writing an audit to determine a Travel Channel Entity’s compliance with an MFN Provision, which request or demand is unresolved; and (iii) no multi-channel video provider that is a party to any such agreement has provided any Travel Channel Entity written notice claiming a violation by a Travel Channel Entity of an MFN Provision, which claimed violation is unresolved.

(f) Except as set forth on Schedule 3.10(f), no multi-channel video provider that is a party to a Business Contract for the distribution of the Network identified in Section 3.10(a)(i) has provided any notice to a Travel Channel Entity of any plan or intention to distribute the Network on any tier of service that has fewer subscribers than the tier of service on which the Network is distributed as of the date of this Agreement.

(g) Schedule 3.10(g) sets forth the per subscriber per month rate billed pursuant to each of the Material Affiliation Agreements as of the date hereof.

(h) Schedule 3.10(h) sets forth the average estimates of performance by daypart for adults 25-54 for the period from and including the third quarter of 2009 to and including the third quarter of 2010 that are used to prepare estimates that have been provided by or on behalf of the Travel Channel Entities to potential advertisers.

3.11 Intellectual Property and Material Programming.

(a) The Travel Channel Entities own all right, title and interest in and to, or otherwise have the right to use, the Intellectual Property and the Material Programming (subject, in each case, to the terms of and the limitations set forth in any Contracts pertaining to such Intellectual Property or Material Programming).

(b) To the Knowledge of Cox TMI, the Travel Channel Entities own all right, title and interest in and to, or otherwise have the right to use, the Other Programming (subject, in each case, to the terms of and the limitations set forth in any Contracts pertaining to such Other Programming).

(c) The Travel Channel Entities have used commercially reasonable efforts to ensure protection of the material Intellectual Property, Material Programming and Other Programming under any applicable Legal Requirements (including, for the purposes of this Section 3.11 only, any policies maintained by applicable domain name registrars).

(d) Schedule 3.11(d) sets forth a description, as of the date hereof, of the material Intellectual Property owned by any of the Travel Channel Entities that is registered with any Government Authority or for which an application has been submitted to any Government Authority and the owner thereof.

(e) No use of any Intellectual Property or Material Programming by a Travel Channel Entity violates, misappropriates or infringes upon, or, since the Cutoff Date, has violated, misappropriated or infringed upon, any rights of any Person in any material respect or constitutes, or, since the Cutoff Date, has constituted, libel, slander or defamation.

(f) To the Knowledge of Cox TMI, no use of any Other Programming by a Travel Channel Entity violates, misappropriates or infringes upon, or, since the Cutoff Date, has violated, misappropriated or infringed upon, any rights of any Person in any material respect or constitutes, or, since the Cutoff Date, has constituted, libel, slander or defamation.

(g) Except as set forth on Schedule 3.11(g), no Intellectual Property, any Material Programming or Other Programming owned or used by any Travel Channel Entity is the subject of any pending legal proceedings or, to the Knowledge of Cox TMI, any legal proceedings threatened in writing, claiming infringement, violation or misappropriation of the rights of any Person or claiming libel, slander or defamation which could result in material Liability of any Travel Channel Entity.

(h) To the Knowledge of Cox TMI, no Person is infringing, violating or misappropriating in any material respect any Intellectual Property, any Material Programming or any Other Programming.

(i) Notwithstanding any other representation or warranty in this Agreement, Cox TMI makes no representations or warranties of any kind with respect to the domain names set forth on Schedule 3.11(i).

3.12 Financial Statements. (a) Attached to Schedule 3.12(a) are true and complete copies of the unaudited combined balance sheets with respect to the Travel Channel Entities as of September 30, 2009 and December 31, 2008 and 2007, and the related combined statements of operations and cash flows for the nine months ended September 30, 2009, the 12 months ended December 31, 2008, and the period from May 15, 2007 through December 31, 2007 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared based on the separate accounting records maintained by the Travel Channel Entities, and (ii) fairly present, in all material respects, the combined financial position of the Travel Channel Entities as of September 30, 2009 and December 31, 2008 and 2007, and the combined statements of operations and cash flows for the nine months then ended, the 12 months then ended, and the period May 15, 2007 through December 31, 2007, respectively, all prepared in good faith and in accordance with GAAP, which does not include combined statements of invested equity or additional information and footnote disclosures required by GAAP for complete financial statements.

(c) All adjustments considered necessary for the fair presentation of the Financial Statements have been made and all such adjustments are of a normal recurring nature.

(d) Except as set forth in Schedule 3.12(d), none of the Travel Channel Entities has any Liability required by GAAP to be reflected or reserved against on the most recent balance sheet of the Travel Channel Entities included in the Financial Statements, other than Liabilities that (i) were fully reflected or reserved against in such balance sheet, (ii) have been incurred by the Travel Channel Entities since the date of such balance sheet, in the Ordinary Course, (iii) were incurred in accordance with specific authority therefor pursuant to this Agreement or (iv) individually or in the aggregate, are not material to the Business.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) lists each Benefit Plan. Cox TMI has delivered or made available to Gulliver Media written summaries of each Benefit Plan that is a tax-qualified retirement plan or health and welfare plan. There is not now in effect or scheduled as of the date hereof to become effective after the date hereof, any new Benefit Plan or any amendment to any existing Benefit Plan which, in either case, will materially affect the benefits of employees, former employees or independent contractors of the Business (other than customary merit and performance pay increases and other than as required by Legal Requirement) and that will on or after the Closing Date impose liability on Company, any of its Subsidiaries or any of the Travel Channel Entities.

(b) Except as set forth in Schedule 3.13(b) and Section 5.4, (i) none of the Company, any of its Subsidiaries or Gulliver Media shall have any liability or obligation with respect to any Benefit Plan at or after the Closing and (ii) as of the Closing, no Travel Channel Entity will be the plan sponsor of any Benefit Plan.

(c) None of the Company, any of its Subsidiaries, any of the Travel Channel Entities or any of their respective ERISA Affiliates is contributing to or is required to contribute to any Multiemployer Plan.

(d) No condition or event exists with respect to any Benefit Plan that could subject, directly or indirectly, the Company, any of its Subsidiaries or any of the Travel Channel Entities to any material liability, contingent or otherwise, under the Code or Title IV of ERISA, including any “withdrawal liability” as defined under Section 4201 et seq. of ERISA, whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other Person.

(e) Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to Cox TMI’s Knowledge, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination.

(f) No default, violation, funding deficiency, error or omission has occurred with respect to any Benefit Plan for which Company, any of its Subsidiaries or Gulliver Media would be liable as a result of the consummation of the Transactions.

(g) Except as set forth in Schedule 3.13(g), neither the execution nor the delivery of this Agreement nor the consummation of the Transactions will, alone or in conjunction with any other agreements, events or occurrences (i) entitle any Business Employee to severance benefits or any other benefit or payment or (ii) accelerate the time of payment or vesting of any benefit, or increase the amount of any benefit or compensation due any Business Employee.

3.14 Labor Relations.

(a) Schedule 3.14(a) sets forth a true and complete list, as of the date hereof, of all Business Employees, and also sets forth their respective titles, dates of hire and rates of pay. As of the date hereof, no Travel Channel Entity is a party to any written or oral contracts of employment with any Business Employees, other than oral employment agreements terminable at will without penalty and those Contracts listed on Schedule 3.14(a).

(b) Except as set forth on Schedule 3.14(b), the Travel Channel Entities are in compliance in all material respects with all Legal Requirements relating to the employment of labor. No Travel Channel Entity is bound by or subject to (and none of its assets or properties is bound by or subject to) any Contract with any labor union, and, as of the date hereof, no labor union has requested in writing or has sought in writing to represent any of the Business Employees. No Travel Channel Entity has any collective bargaining agreements covering any of its employees.

3.15 Tax Matters. Except as disclosed on Schedule 3.15:

(a) Cox TMI and its Affiliates have duly and timely filed or caused to be filed with the appropriate Taxing Authorities in proper form all federal, state and local income Tax Returns and all other material Tax Returns required to be filed with respect to the Business and the assets of the Travel Channel Entities, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable with respect to the Business and the assets of the Travel Channel Entities as shown on such Tax Returns have been timely paid, except such amounts as are being contested diligently in good faith by appropriate proceedings and for which specific adequate reserves, to the extent required by GAAP, have been set forth on the most recent Financial Statements.

(b) There are no audits, examinations, claims, requests for information or other administrative or judicial proceedings presently being conducted or pending or threatened in writing by any Taxing Authority with respect to any Taxes relating to the Business or the assets of the Travel Channel Entities that could affect the Taxes of the Travel Channel Entities for taxable periods (or portions thereof) beginning after the Closing Date. There are no Tax reassessments proposed or threatened in writing for any property owned by any of the Travel Channel Entities that would affect the Taxes of the Travel Channel Entities for taxable periods (or portions thereof) beginning after the Closing Date. There are no outstanding agreements or waivers by or with respect to any of the Travel Channel Entities that extend the statute of limitations on the assessment or collection of any Taxes of any such entity for any taxable period where an adjustment to the Taxes for such taxable period could affect the Taxes of the Travel Channel Entities for taxable periods (or portions thereof) beginning after the Closing Date.

(c) Company, Company Sub and each Travel Channel Entity is a disregarded entity for federal income tax purposes pursuant to Treasury Regulations Section 301.7701 -3(b) and none of Company, Company Sub or any of the Travel Channel Entities has at any time elected to be classified as an association taxable as a corporation for federal income tax purposes.

(d) There is no Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding in effect to which any of the Travel Channel Entities is a party, has an obligation under, or by which any of the Travel Channel Entities is otherwise bound (excluding this Agreement and, when executed, the Tax Matters Agreement). None of the Travel Channel Entities has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e) Each Travel Channel Entity is in compliance in all material respects with all applicable Tax information reporting and Tax withholding requirements under all applicable Tax laws and has withheld and paid all material Taxes required to have been withheld and paid.

(f) No Travel Channel Entity is a member of any limited liability company, partnership or joint venture or any other arrangement or contract that is treated as a partnership for federal, state or local Tax purposes, or the holder of a beneficial interest in any trust, other than a Travel Channel Entity.

(g) No Travel Channel Entity has participated in a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any corresponding or similar provisions of state, local or foreign law.

(h) None of the Travel Channel Entities has any income or gain reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a taxable period ending on or prior to the Closing Date which resulted in a deferred reporting of income or gain from such transaction or from such change in accounting method.

3.16 Claims and Legal Actions. Except as set forth in Schedule 3.16, there is no (a) Action, (b) claim or governmental investigation and (c) other legal or administrative proceeding, nor any order, decree, award or judgment, in progress or pending, or to the Knowledge of Cox TMI, threatened in writing, against Company, Company Sub, any Travel Channel Entity or Cox TMI or its Affiliates relating to Company, Company Sub or any Travel Channel Entity.

3.17 Compliance with Laws. Except with respect to matters set forth on Schedule 3.17, neither the Travel Channel Entities nor Cox TMI with respect to the Travel Channel Entities is, and, since the Cutoff Date, has not been, in violation, in any material respect, of any Legal Requirements applicable to Company, Company Sub, or any of the Travel Channel Entities or Cox TMI or its Affiliates relating to Company, Company Sub or any Travel Channel Entity.

3.18 Conduct of Business in Ordinary Course. Except as set forth on Schedule 3.18, since September 30, 2009, (a) each Travel Channel Entity has conducted its business only in the Ordinary Course and (b) through the date hereof, no event, change or effect shall have occurred and be continuing which, individually or in the aggregate, constitutes a Material Adverse Effect.

3.19 Transactions with Affiliates. Except (a) to the extent set forth in Schedule 3.19, (b) as contemplated in this Agreement or the other Transaction Documents and (c) for business arrangements solely between or among Travel Channel Entities, none of the Travel Channel Entities is a party to any business arrangement or business relationship with Cox TMI or its Affiliates (other than the Travel Channel Entities), and none of Cox TMI or any of its Affiliates (other than the Travel Channel Entities) owns any property or right, tangible or intangible, that is used principally in the Business.

3.20 Real Estate. None of the Travel Channel Entities owns any real property. Schedule 3.20 contains a complete and accurate list of all leasehold interests in real property (whether by virtue of a direct lease, ground lease or sublease), that are held by any Travel

Channel Entity (the “Leased Real Property”). The applicable Travel Channel Entity has a good and valid leasehold interest in the Leased Real Property, subject to no Liens other than Permitted Liens. No Travel Channel Entity has received written notice of default under any direct lease, ground lease or sublease (each, individually, a “Lease”) of the Leased Real Property and, to the Knowledge of Cox TMI, there is no default by any Travel Channel Entity or any other party thereto under any Lease of the Leased Real Property.

3.21 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the other Transaction Documents, (a) none of Cox TMI, its Affiliates or any of their respective Representatives makes any representations or warranties, written or oral, statutory, express or implied and (b) without limiting the foregoing, none of Cox TMI, its Affiliates or any other Person makes any representation or warranty to Gulliver Media, SNI, Company or Company Sub with respect to any financial projection or forecast relating to the business, assets, liabilities, results of operation or financial condition of the Business or the information contained in the Data Room, any confidential information memorandum or similar document relating to the Business or contained in any other written or oral presentation by management, discussion or other commentary of Cox TMI, any Travel Channel Entity or any other Person.

Section 4. Representations and Warranties of Gulliver Media.

Except as set forth in the Schedules for representations and warranties attached hereto (and subject to the provisions of Section 10.13), Gulliver Media represents and warrants to and for the benefit of Cox TMI and Company as follows:

4.1 Organization, Standing and Authority. Gulliver Media is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of that State of Delaware and qualified to conduct business as a foreign limited liability company in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except for failures to be so qualified as a foreign limited liability company that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Gulliver Media Material Adverse Effect.

4.2 Authorization and Binding Obligation. Gulliver Media has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it, and to carry out and perform all of its obligations under the terms of this Agreement and the other Transaction Documents to which it is a party. All limited liability company actions by Gulliver Media necessary for the authorization, execution, delivery and performance of this Agreement and such other Transaction Documents have been taken, and such actions have not been rescinded, repealed or amended. This Agreement has been duly executed and delivered by Gulliver Media, and this Agreement constitutes, and such other Transaction Documents shall, when executed and delivered by Gulliver Media, constitute, the valid and legally binding obligations of Gulliver Media, in each case enforceable against it in accordance with their respective terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 Absence of Conflicting Agreements. Subject to receipt of the Consents listed on Schedule 4.3 (the “Gulliver Media Consents”), and any other consents, authorizations or approvals required for Cox TMI and Company to perform their respective obligations under this Agreement and the other Transaction Documents, and compliance with the HSR Act and the Foreign Competition Laws, no consent, approval, registration, qualification, waiver, order, permit or authorization of, or declaration or notice to, or filing with, any Government Authority is required in connection with the execution, delivery or performance by Gulliver Media of this Agreement or any of the other Transaction Documents or the performance by Gulliver Media of any of the Transactions. Subject to receipt of the Gulliver Media Consents, the Cox TMI Consents, and compliance with the HSR Act and the Foreign Competition Laws, the execution, delivery and performance by Gulliver Media of this Agreement and the other Transaction Documents, and the consummation of the Transactions by Gulliver Media, do not and will not:

(a) Conflict with or violate the organizational documents of Gulliver Media;

(b) Conflict with or violate, in any material respects, any Legal Requirements applicable to Gulliver Media; or

(c) In any material respect, conflict with, violate, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or terminate, trigger any right of first offer or require any consent of, or notice to or any filing with, any Person pursuant to, or give to others any rights to modify, amend, accelerate or cancel any term or provision of, or the entirety of, or result in the creation of any Lien (other than any Permitted Lien) pursuant to, any material Contract to which Gulliver Media is a party, any material Permit held by Gulliver Media or any material Legal Requirement.

4.4 Brokers. Neither Gulliver Media nor any Person acting on its behalf has incurred any Liability for any finders’, brokers’ or similar fees or commissions in connection with the Transactions for which either Company, Company Sub, any Travel Channel Entity or Cox TMI shall be responsible.

4.5 SNI’s Business. Since June 30, 2009, through the date hereof, no event, change or effect shall have occurred and be continuing which, individually or in the aggregate, constitutes an SNI Material Adverse Effect.

4.6 Investment Purpose. Gulliver Media is acquiring the Units issued to it pursuant to the LLC Agreement only for investment purposes for its own account and not with a view to the sale or distribution of any part thereof within the meaning of the Securities Laws. Gulliver Media has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment. Gulliver Media is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies and securities such as Company and the Travel Channel Entities and the Units, respectively, as contemplated hereunder. Gulliver Media has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents. Gulliver Media acknowledges that it has had complete and open access to the key employees, documents and facilities of Company and the Travel Channel Entities. Gulliver Media agrees to accept the Units on the Closing Date based upon its own inspection, examination and determination with respect to Company and the Travel Channel Entities as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Cox TMI, Company or any of their respective Affiliates, except as expressly set forth in this Agreement.

4.7 The Edward W. Scripps Trust and Gulliver Media. All cable television networks owned, controlled or operated by The Edward W. Scripps Trust are owned, controlled or operated by SNI and its Subsidiaries. Gulliver Media is a wholly-owned Subsidiary of SNI.

4.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the other Transaction Documents, none of Gulliver Media, its Affiliates or any of their respective Representatives makes any representations or warranties, written or oral, statutory, express or implied.

Section 5. Covenants.

5.1 Conduct of Business. Except (a) as set forth on Schedule 5.1, (b) as required by applicable Legal Requirement, (c) as otherwise expressly required or permitted by this Agreement, or (d) with the prior written consent of Gulliver Media (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement and until the Closing, Cox TMI and Company shall, and shall cause Company Sub and each of the Travel Channel Entities to, (i) conduct the Business in the Ordinary Course in all material respects, (ii) use commercially reasonable efforts to preserve intact their business organizations and operations in all material respects, including, without limitation, operating the Business in material compliance with all Legal Requirements, (iii) use commercially reasonable efforts to preserve their goodwill and relationships with customers, employees, advertisers, suppliers, licensors, distributors and others having business dealings with them, in all material respects, and (iv) use commercially reasonable efforts to maintain all Material Business Contracts for the distribution of the Network by any multi-channel video provider existing as of the date of this Agreement (except to the extent any such Material Business Contract expires by its terms). Notwithstanding the foregoing and for the avoidance of doubt, except as set forth on Schedule 5.1, from or after the date of this Agreement until the Closing, (x) no Material Business Contract (other than a Material Affiliation Agreement) may be entered into, amended, modified or renewed in any material respect or terminated (other than by permitting the term of such Material Business Contract to expire in accordance with its terms), in each case other than in the Ordinary Course without Gulliver Media’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (y) no Material Affiliation Agreement may be amended or modified in any material respect or terminated (other than by permitting the term of such Material Affiliation Agreement to expire in accordance with its terms) without Gulliver Media’s consent and (z) nothing contained in this Agreement shall prohibit Company, Company Sub or the Travel Channel Entities on or after the date of this Agreement until the Closing from distributing cash to their respective members, including Cox TMI, subject to the provisions of the following sentence. From the date hereof through the Closing, Cox TMI shall cause the Travel Channel Entities to maintain working capital (excluding cash) in the Ordinary Course.

5.2 Further Assurances.

(a) Without limiting any of the obligations of the parties hereunder, the parties shall cooperate with each other and their respective counsel, accountants, agents and other Representatives in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement. No party hereto, nor any of its Affiliates, will take any action that is inconsistent with its obligations under this Agreement or which does, or would reasonably be expected to, hinder or delay the consummation of the Transactions.

(b) Prior to, and at, the Closing until the transaction contemplated by Section 2.1(d)(ii) is consummated, Cox TMI shall cause Company, Company Sub and the Travel Channel Entities to perform each of their respective obligations and covenants under this Agreement and the other Transaction Documents to be performed at or prior to such time, and from and after the time the transaction contemplated by Section 2.1(d)(ii) is consummated, Gulliver Media shall cause Company, Company Sub and the Travel Channel Entities, subject to the provisions of Section 6.4 of the LLC Agreement, to perform each of their respective obligations and covenants under this Agreement and the other Transaction Documents to be performed after such time.

(c) From the date hereof through May 31, 2010, Cox TMI and its controlled Affiliates, Gulliver Media and its controlled Affiliates and Company Sub shall cooperate with each other in negotiating an early termination of the Contracts listed on Schedule 2.1(b)(i)(1), subject to the parties’ mutual agreement thereon, including, without limitation, with respect to any costs or expenses thereof.

5.3 Consents.

(a) Following the date of this Agreement, until the Closing:

(i) The parties shall use their commercially reasonable efforts to obtain as expeditiously as possible the Cox TMI Consents and the Gulliver Media Consents. Without limiting the generality of the foregoing, within ten (10) Business Days after the date of this Agreement, the parties shall make appropriate requests for the Cox TMI Consents and the Gulliver Media Consents. If, notwithstanding the exercise of its commercially reasonable efforts, a party is unable to obtain any of the Cox TMI Consents and the Gulliver Media Consents, as applicable, the failure to receive such Consents shall not prevent the Closing or be a condition precedent to the parties’ obligation to close (except as specifically set forth in Section 6.1(a)), such party shall not be liable to any other party or Company or any of its Subsidiaries for any breach of representation, warranty or covenant or otherwise, and, for the avoidance of doubt, after the Closing, no party shall have any liability for the failure to obtain any of the Cox TMI Consents or Gulliver Media Consents; provided, that the parties shall continue to use their commercially reasonable efforts to obtain all of such Cox TMI Consents and Gulliver Media

Consents after the Closing. Except as otherwise set forth in Section 5.3(b) below, no party, nor any of its Affiliates, shall be required to pay any fees (other than any customary, commercially reasonable administrative or processing fees assessed by a third party, which shall be shared equally by the parties) or agree to any material amendment or condition with respect to any Contract or Permit (other than, with respect to any Permit, customary and commercially reasonable terms or conditions imposed on holders of such Permits or the equity holders of such holders, in each case, similarly situated to the Travel Channel Entities, Cox TMI or Gulliver Media, as the case may be) or give any other consideration in order to obtain any of the Cox TMI Consents or the Gulliver Media Consents.

(ii) Each of Gulliver Media and Cox TMI shall promptly furnish to any Government Authority or other Person from whom a Consent is requested such accurate and complete information regarding it and its Affiliates, as the case may be, including financial information concerning it and its Affiliates, as the case may be, and such other information relating to its and its Affiliates’ businesses and operations, as the case may be, as such Government Authority or other Person may reasonably require in connection with obtaining any Consent, and each of Gulliver Media and Cox TMI shall promptly furnish to each other a copy of any such information provided to a Government Authority or other Person, and any other information concerning Gulliver Media or Cox TMI or their respective Affiliates, as the case may be, or their respective businesses and operations, as Cox TMI or Gulliver Media may reasonably request in connection with obtaining any Consent.

(b) Without limiting any other provision of this Agreement, promptly after the date of this Agreement, but in any event no later than ten (10) Business Days after such date, Cox TMI and Gulliver Media will make any required initial filings pursuant to the HSR Act and any required filings or notifications under the Foreign Competition Laws with respect to the Transactions (including a request for early termination of the waiting period thereunder) and shall thereafter use commercially reasonable efforts to promptly respond to all requests received for additional information or documentation and to promptly make any other required filings or submissions pursuant to the HSR Act and any required filings or notifications under the Foreign Competitions Laws. Company, Company Sub, Gulliver Media and Cox TMI shall accept any conditions that may be requested or required in order to satisfy the condition contained in Section 6.1(a); provided, however, that none of Gulliver Media, Cox TMI or Company shall be required to accept any such conditions that (i) are materially adverse to the business or operations of Gulliver Media and its Affiliates, taken as a whole, on the one hand, or Cox TMI and its Affiliates, taken as a whole, on the other hand, or (ii) would prohibit or materially limit the ownership or Ordinary Course operation by Gulliver Media and its Affiliates, taken as a whole, on the one hand, or Cox TMI and its Affiliates, taken as a whole, on the other hand, of any material portion of their respective businesses, or compel any such Persons to dispose of or hold separate any material portion of their respective businesses.

5.4 Employee Matters.

(a) Company shall, or shall cause its Affiliates to, continue the employment of the Business Employees immediately after Closing; provided, it is understood and agreed that after Closing, the Company or any Affiliate of the Company may discontinue the employment of any Business Employee, subject to the provisions of Section 5.4(d). Company shall, or shall cause its Affiliates to, employ such Business Employees on the following terms and conditions: (i) a base salary or hourly wage, as applicable, no less than that in effect immediately prior to the Closing, and (ii) other terms and conditions no less favorable in all material respects than the terms and conditions of similarly-situated employees of Gulliver Media and its Affiliates as of the Closing.

(b) Company shall, or shall cause its Affiliates to, offer and provide, effective as of the Closing and continuing for a period of one (1) year after the Closing, group health plan coverage to each full-time Business Employee (and to the spouse, domestic partner and dependents of each such Business Employee) on terms and conditions no less favorable in all material respects to the group health plan coverage provided to similarly-situated employees of Gulliver Media and its Affiliates as of the Closing. For purposes of providing such coverage, Company shall, or shall cause its Affiliates to, waive all preexisting condition limitations for all such Business Employees covered by the health care plan identified on Schedule 3.13(a) (“Cox’s Health Care Plan”) as of the Closing and shall provide such health care coverage effective as of the Closing without the application of any eligibility period for coverage. In addition, Company shall, or shall cause its Affiliates to, cause each health care plan of Company or its Affiliates covering any Business Employee (or such Business Employee’s spouse, domestic partner or dependents) to credit all employee payments toward deductible, co-insurance and co-payment obligation limits under Cox’s Health Care Plan for the plan year that includes the Closing Date as if such payments had been made for similar purposes under Company’s or its Affiliate’s health care plan during the plan year that includes the Closing Date, with respect to the Business Employees.

(c) Company shall, or shall cause its Affiliates to, give past service credit for all crediting purposes under each employee benefit plan of Company and its Subsidiaries that, on or after the Closing, provides coverage to the Business Employees to the same extent such employment service was credited for similar purposes under the Benefit Plans identified on Schedule 3.13(a).

(d) Company shall, or shall cause its Affiliates to, be responsible for and provide, pursuant to the Cox Communications Standard Severance Benefit Plan for 2009, severance benefits to those Business Employees identified on Schedule 3.13(a) in an amount to which they are entitled; provided that Cox TMI or its Affiliates shall reimburse Company for such amounts within ten (10) days after Company has notified Cox TMI that it has paid such compensation. The parties hereto acknowledge and agree that such compensation is for services rendered prior to the Closing Date and, accordingly, that the deduction for income tax purposes attributable to such payments shall be reported on the federal and state income Tax Returns of Cox TMI and its Affiliates for the pre-Closing taxable period to the extent permitted under applicable Legal Requirements. Company shall, or shall cause its Affiliates to, be responsible for and provide severance benefits to any Business Employee discharged by Company or any of its Affiliates without cause within one (1) year after the Closing in an amount to which such Business Employee would have been entitled pursuant to the Cox Communications Severance Divestiture Policy identified on Schedule 3.13(a) if such Business Employee had been discharged without cause by a Travel Channel Entity immediately prior to the Closing.

(e) Promptly after the Closing, Company shall, or shall cause its Affiliates to, be obligated to accept rollovers to Company’s or its Affiliates’ 401(k) plan of cash and promissory notes evidencing outstanding loans made to the Business Employees from the “Cox Enterprises, Inc. Savings and Investment Plan” with respect to any Business Employee that elects to make such a rollover. Company or its Affiliates’ 401(k) plan shall be substituted as the obligee of such promissory notes, and, except as permitted by Legal Requirements, no other changes shall be made with respect to the terms of such promissory notes. Company shall, or shall cause its Affiliates to, effect such rollovers in a manner that will ensure that such action(s) does not result in the recognition of taxable income by the Business Employees, and shall take, or shall cause its or its Affiliates’ 401(k) plan to take, any actions that are necessary to effect such rollovers and to ensure that any such rollovers conform to the applicable requirements of ERISA and the Code.

(f) Except as set forth in Section 5.4(d) and on Schedule 3.13(b), Cox TMI shall, or shall cause its Affiliates, to retain all Liabilities with respect to the Business Employees with respect to any Benefit Plan, including (ii) under the (A) Cox Communications, Inc. Executive Savings Plus Restoration Plan, (B) Cox Communications, Inc. Savings Plus Restoration Plan, (C) Cox Supplemental Retirement Plan, (D) Cox Enterprises, Inc., Long-Term Incentive Plan, (E) 2009 Cox Communications Incentive Compensation Plan, (F) Cox Communications, Inc. 2005 Performance Plan, and (G) Cox Communications, Inc. Amended and Restated 2011 Growth Plan. Cox TMI or its Affiliates shall discharge and satisfy in full such Liabilities in accordance with the terms of such plans and neither Company, Company Sub, the Travel Channel Entities nor Gulliver Media shall have any Liability therefor.

(g) As of or prior to the Closing, Cox TMI shall, or shall cause its Affiliates to, assume all Liabilities under The Travel Channel, L.L.C. 2007 Long-Term Incentive Plan. Cox TMI shall, or shall cause its Affiliates to, discharge and satisfy in full such Liabilities in accordance with the terms of such plan and neither Company, Company Sub, the Travel Channel Entities nor Gulliver Media shall have any Liability therefor.

(h) Company shall be responsible for, and shall pay to the Business Employees within thirty (30) days of the Closing Date, the amounts set forth on Schedule 5.4(h) under the transaction bonus arrangement set forth on Schedule 3.13(a); provided that Cox TMI shall, or shall cause its Affiliates to, reimburse the Company for such amounts within ten (10) days after the Company has notified Cox TMI that it has paid such compensation. The parties hereto acknowledge and agree that such compensation is for services rendered prior to the Closing Date and, accordingly, that the deduction for income tax purposes attributable to such payments shall be reported on the federal and state income Tax Returns of Cox TMI and its Affiliates for the pre-Closing taxable period.

(i) This Section 5.4 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including any current, former or retired employee of the Business or any spouse, domestic partner or dependents of such employee.

5.5 Public Announcements and Confidentiality.

(a) From and after the date of this Agreement, except as required by Legal Requirement (in which event, the party required to make the statement or announcement shall, to the extent practicable, allow the other party reasonable time to comment on such statement or announcement), no party to this Agreement shall issue, or permit any of its Affiliates or Representatives to issue, any press release or otherwise make any public statements or announcements (including general announcements to their own and their Affiliates’ respective personnel), with respect to the Transaction Documents and the Transactions without the prior written consent of the other party (or parties); provided, however, that the parties shall be permitted to issue or make, and permit their respective Affiliates and Representatives to issue or make, statements that are reasonable and appropriate (i) to comply with applicable Legal Requirements, interrogatories, requests for information or documents, subpoenas, demand or similar process (in which event, the party required to make the statement or announcement shall, to the extent practicable, allow the other parties reasonable time to comment on such statement or announcement), (ii) to complete the Debt Financing, including describing to lenders, potential lenders and their respective Representatives under such Debt Financing the Transactions, the Business, assets, Liabilities, operations, condition (financial or otherwise) or cash flows of the Business and disclosing historical and pro forma financial information with respect to the Business, (iii) in order to negotiate, execute, deliver and perform the Transaction Documents and satisfy their obligations under the Transaction Documents or (iv) in the Ordinary Course relating to operational matters of such party or its Affiliates (e.g. promotional or marketing materials).

(b) Except as otherwise specifically provided herein, the Confidentiality and Non-Disclosure Agreement remains in full force and effect in accordance with its terms.

5.6 Access. From and after the date of this Agreement and until the Closing, Cox TMI shall give Gulliver Media and its Representatives, upon reasonable notice and during normal business hours, reasonable access to the Travel Channel Entities’ properties, contracts, senior managers, books and records, such access not to unreasonably interfere with the Business, and Cox TMI and the Travel Channel Entities shall, and shall cause their respective Representatives to, furnish to Gulliver Media all other documents, records and information (and copies thereof) relating to the Business, as Gulliver Media may reasonably request; provided, however, that (a) Cox TMI shall not be required to provide such access to the extent that it would subject any of the properties of Cox TMI or any of its Affiliates to invasive physical testing or violate applicable Legal Requirements and (b) competitively sensitive information and information subject to contractual confidentiality obligations, which shall only be provided in accordance with applicable Legal Requirements and such confidentiality obligations, as the case may be. No investigation or receipt of information by Gulliver Media or its Representatives pursuant to, or in connection with, this Agreement will create any additional (i) representations or warranties of Cox TMI or any of its Affiliates under this Agreement or (ii) conditions precedent to any obligations of Gulliver Media or SNI under this Agreement.

5.7 Disposition, Transfer or Destruction of Records. Without limiting any other provision of this Agreement, for a period of seven (7) years after the Closing, Company shall provide Cox TMI with 60 days prior written notice of any disposition, transfer or destruction of any financial or accounting books and records relating to the Travel Channel Entities for the period of time prior to Closing, and Company shall provide Cox TMI a reasonable opportunity to copy such books and records prior to any such disposition, transfer or destruction.

5.8 Post-Closing Access and Cooperation. Without limiting any other provision of this Agreement, after the Closing Date, Gulliver Media shall, and shall cause its Affiliates to, provide to Cox TMI and its Affiliates for a period consistent with the record retention policies and practices of the Travel Channel Entities reasonable access to the books and records of Company, Company Sub and the Travel Channel Entities, during normal business hours and on at least three (3) Business Days’ prior written notice (or such shorter time period as necessitated by the urgency of the underlying facts and circumstances), in order to enable Cox TMI and its Affiliates to prepare financial statements and Tax Returns.

5.9 Debt Financing.

(a) Initial Financing.

(i) Attached hereto as Exhibit H is a copy of the executed commitment letter for the Initial Financing (the “Initial Financing Commitment”). The Initial Financing Commitment shall not be amended, modified or supplemented without the prior written consent of each of Gulliver Media and, other than to provide for the addition of additional joint lead arrangers and lenders as parties thereto pursuant to the terms thereof, Cox TMI and Company. Each of Cox TMI and Gulliver Media shall promptly notify the other parties if it becomes aware that the Initial Financing or the Initial Financing Commitment shall have been terminated prior to the consummation of the Initial Financing. If the Initial Financing Commitment is terminated or the Initial Lender gives notice of the termination of the Initial Financing Commitment for any reason prior to the Closing, each of Company, Company Sub, Gulliver Media, SNI, Cox TMI and CCI shall use commercially reasonable efforts to obtain a new bridge financing commitment letter that provides for at least the same amount of bridge financing as set forth in the Initial Financing Commitment on terms and conditions not materially less favorable to Company and its Subsidiaries, Gulliver Media, SNI, Cox TMI and CCI and their respective Affiliates than those included in the Initial Financing Commitment. Any such new bridge financing commitment letter shall be considered the “Initial Financing Commitment” hereunder.

(ii) Notwithstanding anything to the contrary contained herein, following the date hereof through and including the Closing Date, Gulliver Media shall have all authority on behalf of itself, SNI, Cox TMI, CCI, Company, Company Sub, each of the Travel Channel Entities and their respective Affiliates to negotiate terms and, subject to the prior written consent of Cox TMI (which consent shall not be unreasonably withheld or delayed), finalize all the terms and conditions of the Initial Financing Documentation on Reasonable Terms. Gulliver Media shall provide Cox TMI with a copy of the initial draft of the Initial Financing Documentation and subsequent drafts thereof containing material changes thereto and shall, from time to time, consult with Cox TMI on such draft Initial Financing Documentation.

(iii) Without limiting the foregoing, following the date hereof through and including the Closing Date, each of Company, Company Sub, Cox TMI, CCI, Gulliver Media and SNI shall use commercially reasonable efforts to (A) promptly (and in no event later than the Closing Date) obtain and consummate the Initial Financing, (B) prepare any offering memorandum or similar offering materials to be used in connection with obtaining the Initial Financing, including the preparation of all appropriate financial statements of the Travel Channel

Entities and SNI for use in connection with obtaining the Initial Financing and the audit thereof in accordance with GAAP and applicable Legal Requirements by independent certified public accountants, and (C) satisfy on a timely basis all conditions to consummating the Initial Financing applicable to it and for the benefit of the lenders, any agent, any placement agent or any note purchaser under the Initial Financing Documentation.

(iv) Once the Initial Financing Documentation is available on Reasonable Terms, subject to the receipt of the prior written consent of Cox TMI (which consent shall not be unreasonably withheld or delayed), each of Gulliver Media, SNI, Company, Company Sub, each of the Travel Channel Entities and their respective Affiliates shall (A) promptly execute and deliver the Initial Financing Documentation to which it is to be a party and (B) comply with the terms of the Initial Financing Commitment and Initial Financing Documentation as may be reasonably necessary to consummate the Initial Financing.

(v) Without limiting the foregoing, promptly after finalization of such Initial Financing Documentation by Gulliver Media on Reasonable Terms, subject to Cox TMI’s consent (which consent shall not be unreasonably withheld or delayed), each of Cox TMI, CCI and their respective Affiliates shall (A) promptly execute and deliver the Initial Financing Documentation to which it is to be a party and (B) comply with the terms of the Initial Financing Commitment and Initial Financing Documentation as may be reasonably necessary to consummate the Initial Financing.

(vi) Notwithstanding anything to the contrary contained herein, if the prospective purchasers of the notes to be issued and sold, or other lenders, as the case may be, pursuant to the Subsequent Financing stand ready, willing and able to consummate the Subsequent Financing such that the net proceeds thereof in an amount equal to the Initial Funding Amount are to be received by Company Sub at the Closing, then Gulliver Media, SNI, Company, Company Sub, each of the Travel Channel Entities, Cox TMI, CCI and their respective Affiliates shall not be required to execute and deliver the Initial Financing Documentation, but shall instead proceed to consummate the Subsequent Financing at the Closing.

(vii) Without limiting the foregoing, the parties agree to work in good faith and use commercially reasonable efforts to effectuate the consummation of the Subsequent Financing contemporaneously with the scheduled Closing Date; provided it is understood and agreed that: (A) so long as the conditions set forth in Section 2.3(i) are satisfied (and the requisite three (3) Business Day period has lapsed), if the Subsequent Financing is not ready to close by December 15, 2009, the parties shall instead consummate the Initial Financing, and (B) notwithstanding anything to the contrary contained herein, any arrangements for any escrow closing or similar arrangement for the Subsequent Financing shall be subject to the prior written consent of Cox TMI, which consent, if Cox TMI determines that such arrangement could have a material adverse income tax effect on Cox TMI or any of its Affiliates, may be withheld in its sole discretion.

(viii) Notwithstanding anything to the contrary contained herein, Cox TMI shall not have the right pursuant to this Agreement to consent to or approve the exercise by Initial Lender of its rights pursuant to the paragraph immediately following the paragraph labeled “2. Administrative Agency Fee” in the letter dated November 5, 2009 from Banc of America Securities LLC and Goldman Sachs Credit Partners L.P. to SNI and Company Sub.

(b) Subsequent Financing.

(i) Notwithstanding anything to the contrary contained herein, following the date hereof through and including the date of the consummation of the Subsequent Financing, Gulliver Media shall have all authority on behalf of itself, SNI, Cox TMI, CCI, Company, Company Sub, each of the Travel Channel Entities and their respective Affiliates to negotiate and, subject to the prior written consent of Cox TMI (which consent shall not be unreasonably withheld or delayed), finalize all the terms and conditions of the Subsequent Financing Documentation on Reasonable Terms. Gulliver Media shall provide Cox TMI with a copy of the initial draft of the Subsequent Financing Documentation and subsequent drafts thereof containing material changes thereto and shall, from time to time, consult with Cox TMI on such draft Subsequent Financing Documentation.

(ii) Without limiting the foregoing, following the date hereof, each of Company, Company Sub, Cox TMI, CCI, Gulliver Media and SNI shall use commercially reasonable efforts to (A) obtain and consummate the Subsequent Financing on, or as promptly as practicable after, the Closing Date, (B) prepare any offering memorandum or similar offering materials to be used in connection with obtaining the Subsequent Financing, including the preparation of all appropriate financial statements of the Travel Channel Entities and SNI for use in connection with obtaining the Subsequent Financing and, to the extent necessary, the audit thereof in accordance with GAAP and applicable Legal Requirements by independent certified public accountants, and (C) satisfy on a timely basis all conditions to consummating the Subsequent Financing applicable to it and for the benefit of the lenders, any agent, any placement agent or any note purchaser under the Subsequent Financing Documentation.

(iii) Once the Subsequent Financing is available on Reasonable Terms, subject to the receipt of the prior written consent of Cox TMI (which consent shall not be unreasonably withheld or delayed), each of Gulliver Media, SNI, Company, Company Sub, each of the Travel Channel Entities and their respective Affiliates shall (A) promptly execute and deliver the Subsequent Financing Documentation to which it is to be a party and (B) comply with the terms and conditions thereof as may be reasonably necessary to consummate the Subsequent Financing on, or as promptly as practicable after, the Closing Date.

(iv) Without limiting the foregoing, promptly after finalization of such Subsequent Financing Documentation by Gulliver Media on Reasonable Terms, subject to Cox TMI’s consent (which consent shall not be unreasonably withheld or delayed) each of Cox TMI, CCI and their respective Affiliates shall (A) promptly execute and deliver the Subsequent Financing Documentation to which it is to be a party and (B) comply with the terms and conditions thereof as may be reasonably necessary to consummate the Subsequent Financing on, or as promptly as practicable after, the Closing Date.

(c) Disputes. Without limiting the foregoing, if, prior to the execution and delivery of the Initial Financing Documentation or the Subsequent Financing Documentation by all parties thereto, Cox TMI or any of its Affiliates, on the one hand, or Gulliver Media or any of its Affiliates, on the other hand, disputes a determination that the terms and provisions of the Initial Financing Documentation or the Subsequent Financing Documentation, as the case may be, are or are not on Reasonable Terms, Cox TMI, on behalf of itself and its Affiliates, or Gulliver Media, on behalf of itself and its Affiliates, shall negotiate in good faith to resolve such dispute within two (2) Business Days following such notice by Cox TMI or Gulliver Media to the other of such dispute. If such dispute is not resolved by the end of such second (2nd) Business Day, Gulliver Media, on behalf of itself and its Affiliates, shall refer such dispute to a nationally-recognized, qualified investment banker selected by it, no later than three (3) Business Days thereafter, and reasonably acceptable to Cox TMI, to resolve such dispute (the “Investment Banker”). The Investment Banker shall be jointly retained by Cox TMI and Gulliver Media, and Company shall pay the fees and expenses of the Investment Banker, and be liable for any liabilities and obligations owing to the Investment Banker. Cox TMI and Gulliver Media shall jointly instruct the Investment Banker to deliver to Cox TMI, Gulliver Media and Company, (i) in the case of the Initial Financing, no later than the earlier of (A) five (5) Business Days after the Investment Banker is retained and (B) the Closing Date, and (ii) in the case of the Subsequent Financing, no later than five (5) Business Days after the Investment Banker is retained (or if such dispute arises prior to the Closing, the earlier of (A) five (5) Business Days after the Investment Banker is retained and (B) the Closing Date), its opinion as to whether the proposed Initial Financing Documentation or the Subsequent Financing Documentation, as the case may be, is on Reasonable Terms and such determination of the Investment Banker shall be binding on all parties.

(d) Other Agreements. Notwithstanding anything to the contrary contained herein, none of Cox TMI, CCI or any of their Affiliates, on the one hand, nor Gulliver Media, SNI or any of their Affiliates (other than Company and its Subsidiaries), on the other hand, shall be required, without its consent (which consent may be withheld in such party’s sole discretion), to execute and deliver any Contract or grant any Lien in any of its assets or properties in connection with the Debt Financings; provided, however, that it is understood and agreed that:

(i) CCI shall execute and deliver the CCI Indemnity Agreement at the time of the consummation of the Initial Financing and the Subsequent Financing CCI Indemnity Agreement at the time of the consummation of the Subsequent Financing; and

(ii) SNI shall execute and deliver the Financing Guaranty at the time of the consummation of the Initial Financing and the Subsequent Financing Guaranty at the time of the consummation of the Subsequent Financing.

5.10 Transfer Taxes, Fees and Expenses.

(a) Each of Gulliver Media and Cox TMI shall pay in proportion to its Percentage Interest: (i) all sales, use, transfer, excise, documentary or license Taxes or fees or any other charge (including filing fees) imposed by any Government Authority with respect to the Transactions, including, without limitation, the required filing fees pursuant to the HSR Act and any required filings or notifications under the Foreign Competitions Laws, (ii) all fees, costs and expenses of Company and its Subsidiaries incurred in connection with obtaining the Initial Financing, including, without limitation, all placement agent, commitment and similar fees, commissions and expenses and all fees and expenses of independent auditors to review or audit financial statements of the Business and any comfort or other procedures customary or reasonably necessary to complete the Initial Financing and (iii) all costs and (except as otherwise specifically provided in Section 5.3) expenses incurred in obtaining the Cox TMI Consents and the Gulliver Media Consents (other than costs and expenses relating to curing any default by any Travel Channel Entity under a Business Contract or Business Permit or by Gulliver Media under any agreement to which such Gulliver Media Consent relates, which, in each case, shall be borne by such defaulting party). Company shall pay, at Closing and thereafter, all fees, costs and expenses of Company and its Subsidiaries incurred in connection with obtaining the Subsequent Financing, including, without limitation, all placement agent and similar fees, commissions and expenses and all fees and expenses of independent auditors to review or audit financial statements of the Business and any comfort or other procedures customary or reasonably necessary to complete the Subsequent Financing.

(b) Except as otherwise expressly set forth in this Agreement, each of Cox TMI, CCI, Gulliver Media and SNI shall pay its own taxes, fees and expenses incurred in connection with the authorization, preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, including all fees and expenses of any investment banker, broker, finder or other intermediary, legal counsel, accounting firm, financial analyst and other agent, advisor or consultant engaged by it or by its Affiliates in connection with the Transactions.

5.11 Exclusivity of Representations. The representations and warranties made by Cox TMI in this Agreement and the other Transaction Documents are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Cox TMI hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Gulliver Media or its Representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements). Without limiting the foregoing, Gulliver Media, SNI, Company and Company Sub acknowledge and agree that Cox TMI has made no representations or warranties, express or implied, in this Agreement or any other Transaction Document, as to any projections, budgets or other estimates of Company’s or the Travel Channel Entities’ future revenues, expenses, conditions (financial or otherwise) or results of operations. Except as specifically provided herein, Gulliver Media, SNI, Company and Company Sub each hereby expressly waives any claims and causes of action and any other representations or warranties, express, implied, at common law, by Legal Requirements or otherwise, in each case relating to the accuracy, completeness or materiality of any other information, data or materials (written or oral) heretofore furnished to it and its Representatives by or on behalf of Cox TMI or any of its Affiliates.

5.12 Conflicts and Privilege. Company, Company Sub, Gulliver Media and SNI acknowledge and agree that, in the event a dispute arises after the Closing between any or all of SNI, Gulliver Media, Company, Company Sub, the Travel Channel Entities or any of their respective Affiliates, on the one hand, and Cox TMI and its Affiliates, on the other hand, Dow Lohnes PLLC may represent any or all of Cox TMI and any of its Affiliates in such dispute even though the interests of Cox TMI and its Affiliates may be directly adverse to SNI, Gulliver Media, Company, Company Sub, any of the Travel Channel Entities or their respective Affiliates, and even though Dow Lohnes PLLC may have represented any of SNI, Gulliver

Media, Company, Company Sub, any Travel Channel Entity or any of their respective Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for SNI, Gulliver Media, Company, Company Sub, any Travel Channel Entity or any of their respective Affiliates. Company, Company Sub, Gulliver Media SNI and Cox TMI agree that, as to all communications between Dow Lohnes PLLC, on the one hand, and Cox TMI, Company, Company Sub, any Travel Channel Entity or any of their respective Affiliates, on the other hand, that relate to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to Cox TMI and its Affiliates (other than Company, Company Sub, or any Travel Channel Entity), and shall not pass to or be claimed or controlled by SNI, Gulliver Media, Company, Company Sub, any Travel Channel Entity or any of their respective Affiliates in the event of a legal dispute with any of Cox TMI or its Affiliates. Notwithstanding the foregoing, in the event a dispute arises between SNI, Gulliver Media, Company, Company Sub, any Travel Channel Entity or any of their respective Affiliates, on the one hand, and a Person other than Cox TMI or any of its Affiliates, on the other hand, after the Closing, then SNI, Gulliver Media, Company, Company Sub, the applicable Travel Channel Entity or any of their respective Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Dow Lohnes PLLC to such Person; provided, however, that none of SNI, Gulliver Media, Company, Company Sub, any Travel Channel Entity or any of their respective Affiliates may waive such privilege without the prior written consent of Cox TMI or the applicable Affiliate of Cox TMI.

5.13 Lease Guaranty Substitution. With respect to each written guaranty by an Affiliate of Cox TMI of the tenant’s or subtenant’s obligations under a real property lease listed on Schedule 5.13 (each, a “Lease Guaranty”), each of Cox TMI and Gulliver Media shall use commercially reasonable efforts commencing within ten (10) Business Days after the date hereof to cause such Lease Guaranty to be terminated on the Closing Date, and SNI and CCI shall enter into a new guaranty to replace such Lease Guaranty on the Closing Date (a “Substitute Guaranty”) (including by seeking to obtain any required Consent thereto of the applicable landlord). Each Substitute Guaranty shall contain substantially the same terms and conditions as the existing Lease Guaranty for such real property lease, except that the Substitute Guaranty shall provide that SNI and CCI shall be jointly and severally liable for the obligations of the tenant or subtenant, as applicable, under the corresponding real property lease. Whether or not a Substitute Guaranty is entered into in accordance with this Section 5.13 with respect to a particular Lease Guaranty, each of CCI and SNI shall enter into at Closing a contribution agreement substantially in the form attached hereto as Exhibit I (the “Lease Contribution Agreement”).

5.14 The Audits. The Company shall use commercially reasonable efforts to complete and deliver to Gulliver Media the 2007-2009 Audit and the December 31, 2009 Audit as soon as practicable following the date of this Agreement; provided that the receipt of the December 31, 2009 Audit shall not be a condition to the Closing hereunder.

5.15 Insurance.

(a) Except as otherwise provided in this Section 5.15, all past and current insurance policies maintained by Cox TMI or its respective Affiliates (other than Company, Company Sub or the Travel Channel Entities) that provide coverage for Company, Company Sub and the Travel Channel Entities (“Cox TMI Insurance Policies”) shall be amended to delete coverage for Company, Company Sub and the Travel Channel Entities as of the Closing. Company, Company Sub and the Travel Channel Entities shall be solely responsible for providing their own insurance after the Closing.

(b) Notwithstanding the foregoing, Cox TMI agrees that after the Closing, Cox TMI shall use commercially reasonable efforts to assert claims against any of the Cox TMI Insurance Policies in respect of any loss, damage or liability arising out of any accident, event or other occurrence that occurred on or prior to the Closing Date, to the extent provided for in such Cox TMI Insurance Policies and shall promptly remit to the Company any payments received by Cox TMI or its Affiliates in respect of such claims. Company shall be responsible for any deductible or self-insured retention with respect to the claims referred to in the foregoing sentence, and shall promptly pay or reimburse Cox TMI for, as applicable, any out-of-pocket expenses incurred by Cox TMI and its Affiliates in complying with Cox TMI’s obligations under this Section 5.15.

5.16 Business Contracts and Advertising Materials. At or prior to the Closing, Cox TMI shall physically deliver or cause to be delivered to Gulliver Media true and complete copies of all Business Contracts (other than any Benefit Plans) contained in the Data Room. From the date hereof until the three (3) month anniversary of the Closing Date, Cox TMI shall use commercially reasonable efforts to promptly deliver or cause to be physically delivered to Gulliver Media true and complete copies of all Business Contracts (other than Benefit Plans) not previously delivered to Gulliver Media. Prior to Closing, Cox TMI shall, and shall cause the Travel Channel Entities, to cooperate with Gulliver Media to obtain copies of advertising sales and/or insertion orders executed by Discovery Communications, Inc. on behalf of Travel Channel.

5.17 Talent Agreements. Cox TMI agrees that, following Closing, it shall not object to the waiver of the application of the “Excluded Networks” definition contained in any Contract with talent who appear in Programming telecast on the Network (the “Network Talent”), solely to the extent that such waiver is necessary to allow such Network Talent to continue to appear in Programming telecast on the Network after the Closing.

5.18 Transition Services. Beginning a reasonable period of time prior to Closing, Cox TMI, SNI and Company shall use commercially reasonable efforts to work together in good faith to develop a plan to provide for the operation of the Company, in as an efficient manner as possible, as of the Closing and thereafter, including, where practicable, the migration from Cox TMI to SNI of responsibility for certain of those services set forth in Section 5 of Schedule 3.19 (the “Administrative Services”) that Cox TMI provides or causes to be provided to Company as of the date hereof. For a period of six (6) months (and nine (9) months with respect to Collocation Services) following the Closing (or for any shorter period of time agreed upon by Cox TMI and Company) (the “Transition Services Period”), Cox TMI shall use commercially reasonable efforts to provide or cause to be provided to Company, on a transitional basis, certain of those Administrative Services that SNI does not provide or cause to be provided to the Company as of the Closing (the “Transitional Administrative Services”), in the manner that such Transitional Administrative Services are provided, to Company as of the date hereof; provided, however, that Cox TMI shall not be obligated to provide or cause to be provided any Transitional

Administrative Services to the extent that the provision thereof requires the consent of a third party that Cox TMI, using commercially reasonable efforts (which efforts shall not include any obligation on behalf of Cox TMI to pay to any such third party any incremental amounts that Company will not pay Reimbursement Costs (as defined below) therefor), does not obtain. The parties anticipate that such Transitional Administrative Services shall include (a) collocation services (the “Collocation Services”) for certain Company computer servers (the “Collocated Servers”) that, as of the date hereof, are installed within a facility operated by or on behalf of Cox TMI (the “Collocation Facility”) and (b) if requested by SNI, reasonable support, consistent with Cox TMI’s practices with respect to the Company prior to the Closing, to facilitate SNI’s provision of financial services and employee benefits (but such Transitional Administrative Services shall not include the provision of compensation/benefits administration, any tax services or any risk management/insurance administration). (The Transition Services Period with respect to the Collocation Services may, at Company’s written request, be extended for a period of six (6) additional months (or for any shorter period of time agreed upon by Cox TMI and Company).) In addition, Cox TMI shall use commercially reasonable efforts to facilitate the migration of responsibility for the Transitional Administrative Services to SNI, Company or a third-party vendor, in accordance with the plan for Migration Services described in Section 3(g) of the Partner Services Agreement, subject to Company’s payment to Cox TMI of its Reimbursement Costs therefor, including, upon the expiration of the Transition Services Period, providing Company with a copy of the data stored on the Collocated Servers and removing or causing to be removed from the Collocation Facility the Collocated Servers to a facility identified by SNI or Company. In exchange for the provision of Transitional Administrative Services, Company shall reimburse Cox TMI for any third-party costs and its internal costs therefor (“Reimbursement Costs”). Such internal costs included within Reimbursement Costs shall include (x) any costs that Cox TMI may reasonably incur to retain the services of additional personnel as a result of providing the Transitional Administrative Services and (y) any costs to obtain any incremental hardware or software necessary to provide the Transitional Administrative Services, but shall exclude (z) allocated overhead.

5.19 Certain Agreements. Cox TMI, SNI and Gulliver Media shall comply with the provisions, and perform their respective obligations, set forth on Schedule 5.19, which is made a part hereof and incorporated herein by this reference.

5.20 SNI Consent. Prior to Closing, SNI shall deliver to Cox TMI all Consents required pursuant to the Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 30, 2008 among SNI, as Borrower, the Banks named therein, JP Morgan Chase Bank, N.A., as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, LaSalle Bank National Association, KeyBank, National Association, U.S. Bank National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Documentation Agents, and J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as Joint Lead Arrangers and Joint Bookrunners, or any substitute lenders thereunder, for SNI and its Affiliates to consummate the Transactions at the Closing, including, without limitation, the Initial Financing and the Subsequent Financing.

Section 6. Conditions Precedent.

6.1 Conditions Precedent to Obligations of all Parties. The obligations of each party to this Agreement to consummate the Transactions at the Closing are subject to the satisfaction, on or prior to the Closing, of each of the following conditions precedent:

(a) Competition Filings. All filings under the HSR Act and any required filings or notifications under the Foreign Competition Laws shall have been made and the applicable waiting periods under the HSR Act and any Foreign Competition Laws, including any extensions thereof, shall have expired or been terminated without the imposition of any conditions that the parties are not required to accept pursuant to Section 5.3(b).

(b) Injunction; Etc. (i) No party hereto shall be subject to any Legal Requirement, order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the Transactions; (ii) no Action by a Government Authority shall be pending before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the Transactions, and (iii) no Action shall have been taken, and no Legal Requirement or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the Transactions. No party to this Agreement may assert that the condition precedent set forth in this Section 6.1(b) has not been satisfied unless such party shall have used its commercially reasonable efforts to have any order, injunction or Action referred to herein vacated or any Action referred to herein dismissed.

(c) Debt Financing. Company and Company Sub shall have delivered to the lenders pursuant to the Subsequent Financing (including, if applicable, any note purchasers or the agent thereunder) or to the Initial Lender (or its agents), as applicable, all Subsequent Financing Documentation or all Initial Financing Documentation, as the case may be, to borrow funds in an amount that will result in proceeds to Company Sub equal to the Initial Funding Amount pursuant to the Initial Financing or the Subsequent Financing, as the case may be, at the Closing in accordance with Section 2.2(a) and irrevocable instructions to have such funds paid by wire transfer of immediately available funds on the Closing Date to the bank account of Company Sub at the bank identified therein (the “Company Bank”). All of the conditions precedent to the consummation of the Initial Financing or the Subsequent Financing, as the case may be, at the Closing and the advance of funds that will result in proceeds to Company Sub equal to the Initial Funding Amount shall have been satisfied, except for the Closing hereunder, or waived by the Initial Lender or applicable lenders, as applicable. The Initial Lender or the lenders of the Subsequent Financing, as the case may be, shall stand ready, willing and able to deliver to Company Sub on the Closing Date funds in an amount that will result in proceeds to Company Sub equal to the Initial Funding Amount.

6.2 Conditions Precedent to Obligations of Gulliver Media. The obligations of Gulliver Media to consummate the Transactions at the Closing are subject to the satisfaction, on or prior to the Closing, of each of the following conditions precedent:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties of Cox TMI contained in this Agreement shall be true and correct in all respects as of the Closing, as if made at the Closing (except for representations and warranties expressly made as of an earlier date, in which case such representations and warranties need only be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all respects does not constitute, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Cox TMI contained in Sections 3.2 and 3.3 shall be true and correct in all respects as of the Closing, as if made at the Closing; the representations and warranties set forth in Sections 3.4 and 3.10 with respect to the Business Contracts set forth on Schedule 6.2(a) that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct as of the Closing, as if made at the Closing; and the representations and warranties set forth in Sections 3.4 and 3.10 with respect to the Business Contracts set forth on Schedule 6.2(a) that are not so qualified shall be true and correct in all material respects as of the Closing, as if made at the Closing, in all such cases, except for representations and warranties expressly made as of an earlier date, in which case such representations and warranties need only be so true and correct as of such earlier date.

(b) Covenants. Cox TMI, CCI, Company and Company Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Closing Certificate. Cox TMI shall have furnished Gulliver Media and Company with a certificate dated the Closing Date and signed by Cox TMI to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, no event, change, state of facts or circumstances or development shall have occurred and be continuing as of the Closing which constitutes a Material Adverse Effect.

(e) 2007-2009 Audit. Cox TMI shall have delivered the 2007-2009 Audit to Gulliver Media and (i) EBITDA calculated from the combined statement of operations for the nine months ended September 30, 2009 included in the 2007-2009 Audit shall be consistent in all material respects with EBITDA calculated from the combined statement of operations for the nine months ended September 30, 2009 included in the Financial Statements, and (ii) total assets and total liabilities, as presented in the combined balance sheet as of September 30, 2009 included in the 2007-2009 Audit shall be consistent in all material respects with the total assets and total liabilities, as presented in the combined balance sheet as of September 30, 2009 included in the Financial Statements; provided, however, that in determining whether the conditions set forth in clause (ii) above have been satisfied, such determination shall not take into account any change in total assets and total liabilities attributable to any change due to a Statement of Financial Accounting Standards No. 142 impairment charge, as determined in accordance with GAAP, between that amount calculated and included in the Financial Statements and that amount calculated and included in the 2007-2009 Audit.

(f) Deliveries. Cox TMI and CCI shall have delivered or stand willing to deliver to Gulliver Media the closing deliveries described in Sections 2.4(a) and (c).

6.3 Conditions Precedent to Obligations of Cox TMI. The obligation of Cox TMI to consummate the Transactions at the Closing are subject to the satisfaction, on or prior to the Closing, of each of the following conditions precedent:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties of Gulliver Media contained in this Agreement shall be true and correct in all respects as of the Closing, as if made at the Closing (except for representations and warranties expressly made as of an earlier date, in which case such representations and warranties need only be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all respects does not constitute, individually or in the aggregate, a Gulliver Media Material Adverse Effect. The representations and warranties of Gulliver Media contained in Section 4.2 shall be true and correct in all respects as of the Closing, as if made at the Closing (except for representations and warranties expressly made as of an earlier date, in which case such representations and warranties need only be true and correct as of such earlier date).

(b) Covenants. Gulliver Media, SNI, Company and Company Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them at or prior to the Closing Date.

(c) Closing Certificate. Gulliver Media shall have furnished Cox TMI and Company with a certificate dated the Closing Date and signed by Gulliver Media to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Initial Distribution. Company Sub shall stand ready, willing and able, upon receipt of the proceeds of the Initial Financing or the Subsequent Financing, as applicable, at the Closing, to distribute the Initial Distribution Amount to Company, Company shall stand ready, willing and able, upon receipt of the Initial Distribution Amount from Company Sub, to distribute the Initial Distribution Amount to Cox TMI, and Company Sub and Company, as applicable, shall have delivered irrevocable instructions to the Company Bank to make such distributions and payments on the Closing Date, by wire transfer of immediately available funds to the account of Company.

(e) Deliveries. Gulliver Media and SNI shall have delivered or stand willing to deliver to Cox TMI the closing deliveries described in Sections 2.4(b) and (c).

Section 7. Survival; Indemnification.

7.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) All of the representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing.

(b) Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations for the inaccuracy or breach of such representations and warranties, and the covenants and agreements contained in this Agreement to the extent to be performed in whole prior to the Closing (such covenants and agreements, the “Pre-Closing Covenants”) and the indemnity obligations for the breach of such covenants and agreements shall terminate on, and no claim or Action with respect thereto may be brought after, the date that is the eighteen (18) month anniversary of the Closing Date, except in respect of the Special Indemnified Matters, which shall be governed by the applicable provisions of Schedule 7.2(a)(ii)(B).

(c) Notwithstanding the foregoing, the covenants and agreements contained in this Agreement to the extent to be performed after the Closing in accordance with the terms of the Agreement (including, without limitation, the obligations of Cox TMI pursuant to Section 7.2(a)(i)(C)), and the indemnity obligations for the breach of such covenants and agreements, shall terminate on, and no claim or Action with respect thereto may be brought after, the date by which such covenants and agreements shall have been performed in full; provided, however, that the indemnity obligations set forth in Section 7.2(a)(i)(B) shall terminate on, and no claim or Action with respect thereto may be brought after, the date that is sixty (60) days after the expiration of the applicable statute of limitations.

(d) Notwithstanding anything in this Section 7.1 to the contrary, the representations, warranties and covenants and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 7.1, and the Liability of any party to this Agreement with respect thereto pursuant to this Section 7, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Indemnifying Party shall have been given written notice from the Claimant setting forth the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period.

7.2 Indemnification.

(a) Indemnification by Cox TMI.

(i) After the Closing, Cox TMI shall indemnify, defend and hold harmless Company and its Subsidiaries (collectively, the “Company Indemnified Parties”) from and against, and shall reimburse them for, (A) all Losses resulting from or arising out of any breach of any Cox TMI Obligations to Company; (B) all Pre-Closing Taxes, and (C) the matters identified on Schedule 7.2(a)(i)(C), subject to the terms and conditions set forth on Schedule 7.2(a)(i)(C).

(ii) After the Closing, Cox TMI shall indemnify, defend and hold harmless Gulliver Media and its Affiliates (other than the Company Indemnified Parties) (collectively, the “Gulliver Media Indemnified Parties”) from and against, and shall reimburse them for, all Losses resulting from or arising out of (A) any breach of any Cox TMI Obligations to Gulliver Media and (B) the Special Indemnified Matters, subject to the terms and conditions set forth on Schedule 7.2(a)(ii)(B).

(iii) After the Closing, Cox TMI shall indemnify, defend and hold harmless the Gulliver Media Indemnified Parties and the Company Indemnified Parties, without duplication, from and against, and shall reimburse them for, all Losses (A) resulting from or arising out of any untrue statement or alleged untrue statement of a material fact contained in any information provided in writing by CCI or Cox TMI to Company or any of its Subsidiaries for use in any preliminary or final information memorandum, offering memorandum or other offering materials (including any amendment thereof or supplement thereto) used in connection with obtaining the Debt Financing (other than information concerning Company or any of its Subsidiaries after the Closing), or (B) based upon the omission or alleged omission to state in any information provided in writing by CCI or Cox TMI to Company or any of its Subsidiaries

for use in any such preliminary or final information memorandum, offering memorandum or other offering materials (including any amendment thereof or supplement thereto) used in connection with obtaining the Debt Financing (other than information concerning Company or any of its Subsidiaries after the Closing) a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. This indemnity agreement shall be in addition to any liability Cox TMI or CCI shall otherwise have.

(iv) After the Closing, the Gulliver Media Indemnified Parties shall not have any remedies for any breach of any Cox TMI Obligations to Company or in respect of any matter which is substantially the same as, or based upon facts which are substantially the same as, any matter for which the Company Indemnified Parties shall have obtained indemnification from Cox TMI, and the Gulliver Media Indemnified Parties hereby waive all such claims for indemnification hereunder. After Closing, the Company Indemnified Parties shall not have any remedies for any breach of any Cox TMI Obligations to Gulliver Media or in respect of any matter which is substantially the same as, or based upon facts which are substantially the same as, any matter for which the Gulliver Media Indemnified Parties shall have obtained indemnification from Cox TMI, and the Company Indemnified Parties hereby waive all such claims for indemnification hereunder. If any matter which is subject of a claim for indemnification pursuant to Section 7.2(a) is the basis for a claim for indemnification pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii), then such claim shall be made only pursuant to Section 7.2(a)(i).

(b) Indemnification by Gulliver Media.

(i) After the Closing, Gulliver Media shall indemnify, defend and hold harmless the Company Indemnified Parties from and against, and shall reimburse them for, all Losses resulting from or arising out of any breach of any Gulliver Media Obligations to Company.

(ii) After the Closing, Gulliver Media shall indemnify, defend and hold harmless Cox TMI and its Affiliates (collectively, the “Cox TMI Indemnified Parties”) from and against, and shall reimburse them for, all Losses resulting from or arising out of any breach of any Gulliver Media Obligations to Cox TMI.

(iii) After the Closing, Gulliver Media shall indemnify, defend and hold harmless the Cox TMI Indemnified Parties and the Company Indemnified Parties from and against, and shall reimburse them for, all Losses (A) resulting from or arising out of any untrue statement or alleged untrue statement of a material fact contained in any information provided in writing by Gulliver Media or SNI to Company or any of its Subsidiaries for use in any preliminary or final information memorandum, offering memorandum or other offering materials (including any amendment thereof or supplement thereto) used in connection with obtaining the Debt Financing (other than information concerning Company or any of its Subsidiaries after the Closing), or (B) based upon the omission or alleged omission to state in any information provided in writing by Gulliver Media or SNI to Company or any of its Subsidiaries for use in any such preliminary or final information memorandum, offering memorandum or other offering materials (including any amendment thereof or supplement thereto) used in connection with obtaining the Debt Financing (other than information concerning Company or any of its Subsidiaries after the Closing) a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. This indemnity agreement shall be in addition to any liability Gulliver Media or SNI shall otherwise have.

(iv) After Closing, the Cox TMI Indemnified Parties shall not have any remedies for any breach of any Gulliver Media Obligations to Company or in respect of any matter which is substantially the same as, or based upon facts which are substantially the same as, any matter for which the Company Indemnified Parties shall have obtained indemnification from Gulliver Media, and the Cox TMI Indemnified Parties hereby waive all such claims for indemnification hereunder. After Closing, the Company Indemnified Parties shall not have any remedies for any breach of any Cox TMI Obligations to Gulliver Media or in respect of any matter which is substantially the same as, or based upon facts which are substantially the same as, any matter for which the Gulliver Media Indemnified Parties shall have obtained indemnification from Cox TMI, and the Company Indemnified Parties hereby waive all such claims for indemnification hereunder. If any matter which is subject of a claim for indemnification pursuant to Section 7.2(b) is the basis for a claim for indemnification pursuant to Section 7.2(b)(i) and Section 7.2(b)(ii), then such claim shall be made only pursuant to Section 7.2(b)(i).

(c) Indemnification by Company. Company shall indemnify, defend and hold harmless the Cox TMI Indemnified Parties and the Gulliver Media Indemnified Parties from and against, and shall reimburse them for, all Losses (A) resulting from or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final information memorandum, offering memorandum or other offering materials (including any amendment thereof or supplement thereto) used in connection with obtaining the Debt Financing, or (B) based upon the omission or alleged omission to state in any preliminary or final information memorandum, offering memorandum or other offering materials (including any amendment thereof or supplement thereto) used in connection with obtaining the Debt Financing a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Company shall not be liable in any such case to the extent that any such Losses result from, arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon written information furnished to Company or any of its Subsidiaries by CCI, Cox TMI, SNI or Gulliver Media for use in any such preliminary offering memorandum, the final offering memorandum or any other offering information (including any amendment or supplement thereto). This indemnity agreement shall be in addition to any liability Company or Company Sub shall otherwise have.

7.3 Indemnification Procedures. The procedure for indemnification shall be as follows:

(a) The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail (i) the factual basis for such claim, (ii) a good faith estimate of the amount of the claim and (iii) the provision of this Agreement under which such claim is made. If the claim relates to an Action filed by a third party against the Claimant, such notice shall be given by the Claimant to the Indemnifying Party within thirty (30) days after written notice of such Action was given to the Claimant and shall include copies of all notices and documents (including court papers), if any, served on or received by Claimant from such third party; provided, however, that failure of the Claimant to give the Indemnifying Party notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice actually prejudices any defense or claim available to the Indemnifying Party.

(b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized Representative(s) the information relied upon by the Claimant to substantiate the claim and all other information in Claimant’s possession or under Claimant’s control that the Indemnifying Party reasonably requests. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim subject to the terms, limitations and procedures set forth herein. If the Claimant and the Indemnifying Party do not agree within such 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedies.

(c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, subject to the Indemnifying Party’s (i) notifying the Claimant in writing promptly after receipt of the Claimant’s notice of claim of its intention to assume such defense or opposition; (ii) retaining counsel reasonably acceptable to the Claimant; and (iii) conducting diligently such defense or opposition at all times. In the event that the Indemnifying Party does not satisfy all of the conditions contained in clauses (i), (ii) and (iii) of the preceding sentence, then the Claimant may undertake the defense, opposition, compromise or settlement of such claim with counsel selected by the Claimant at the Indemnifying Party’s cost and expense, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of such counsel. If the Indemnifying Party assumes the control of the defense of any third party claim pursuant to this Section 7.3(c), then the Claimant shall have the right to participate in the defense of such claim at the Claimant’s own cost and expense. If the Indemnifying Party does not assume the control of the defense of any third party claim, the Indemnifying Party shall nonetheless have the right to participate in the defense of such claim at its own expense and shall cooperate with the Claimant in such defense.

(d) None of the Gulliver Media Indemnified Parties, the Company Indemnified Parties or the Cox TMI Indemnified Parties may settle or compromise any claim by any third party or consent to the entry of any judgment in favor of any third party with respect to which indemnification is being sought hereunder without the prior written consent of any Indemnifying Party from whom such indemnification is being sought unless such settlement, compromise or consent includes an unconditional release of such Indemnifying Party from all Liability to such third party arising out of such claim and does not contain any equitable order, judgment or term in favor of such third party which in any manner affects, restrains or interferes with the business of such Indemnifying Party or any of such Indemnifying Party’s Affiliates. No Indemnifying Party may settle or compromise any claim by any third party or consent to the entry of any judgment in favor of any third party with respect to which indemnification is being sought hereunder without the prior written consent of any Claimant as to which the Claimant is entitled to indemnification hereunder, unless such settlement, compromise or consent includes an unconditional release of such Claimant from all Liability to such third party arising out of such claim and does not contain any equitable order, judgment or term in favor of such third party which in any manner adversely affects, restrains or interferes with the business of such Claimant or any of such Claimant’s Affiliates.

(e) If a claim, whether between the parties or by a third party, requires immediate action, the parties will use commercially reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

7.4 Limitations.

(a) Cox TMI shall not have an obligation to indemnify or hold harmless any Gulliver Media Indemnified Party or any Company Indemnified Party in respect of any breach of representation or warranty or Pre-Closing Covenant pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) until the aggregate amount of Losses of the Gulliver Media Indemnified Parties and the Company Indemnified Parties in respect of all breaches of representations and warranties and Pre-Closing Covenants contained in this Agreement or in any other Transaction Document (other than the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, which shall be governed by their own respective terms) pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) exceeds Five Million Dollars ($5,000,000.00) and, thereafter, such indemnification in respect of any breach of representation or warranty or Pre-Closing Covenant contained in this Agreement or in any other Transaction Document (other than the Tax Matters Agreement the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, which shall be governed by their own respective terms) may be sought from the first dollar of any Losses. Notwithstanding any other provision of this Agreement or any of the other Transaction Documents, the foregoing limitations shall not apply to indemnification for Pre-Closing Taxes pursuant to Section 7.2(a)(i)(B) or indemnification for the Special Indemnified Matters, which shall be governed by the applicable provisions of Schedule 7.2(a)(ii)(B).

(b) In no event shall Cox TMI be liable in respect of breaches of representations or warranties or Pre-Closing Covenants contained in this Agreement pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii) or in any other Transaction Document (other than the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, which shall be governed by their own respective terms) for any Losses in excess of Fifty Million Dollars ($50,000,000.00) in the aggregate. Notwithstanding any other provision of this Agreement or any of the other Transaction Documents, the foregoing limitations shall not apply to indemnification for Pre-Closing Taxes pursuant to Section 7.2(a)(i)(B) or indemnification for the Special Indemnified Matters, which shall be governed by the applicable provisions of Schedule 7.2(a)(ii)(B).

(c) Gulliver Media shall not have an obligation to indemnify or hold harmless any Cox TMI Indemnified Party or any Company Indemnified Party in respect of any breach of representation or warranty or Pre-Closing Covenant contained in this Agreement or in any other Transaction Document (other than the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, which shall be governed by their own respective terms) pursuant to Section 7.2(b)(i) and Section 7.2(b)(ii) until the aggregate amount of Losses of the Cox TMI Indemnified Parties and the Company Indemnified Parties in respect of all breaches of representations and warranties and Pre-Closing Covenants contained in this Agreement or in any other Transaction Document (other than the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, which shall be governed by their own respective terms) pursuant to Section 7.2(b)(i) and Section 7.2(b)(ii) exceeds Five Million Dollars ($5,000,000.00), and, thereafter, such indemnification in respect of any breach of representation or warranty or pre-Closing covenant contained in this Agreement or in any other Transaction Document (other than the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, which shall be governed by their own respective terms) may be sought from the first dollar of any Losses.

(d) In no event shall Gulliver Media be liable in respect of breaches of representations and warranties and Pre-Closing Covenants contained in this Agreement pursuant to Section 7.2(b)(i) and Section 7.2(b)(ii) or in any other Transaction Document (other than the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, which shall be governed by their own respective terms) for any Losses in excess of One Hundred Million Dollars ($100,000,000.00) in the aggregate.

(e) Notwithstanding anything to the contrary contained herein, an Indemnifying Party shall have no Liability to the Claimant (i) to the extent any matter or thing done or omitted to be done by or at the direction or with the consent of the Claimant or its Affiliates is the direct and proximate cause of the related Loss, (ii) to the extent that an Indemnifying Party is unable to challenge or dispute any claim due to the destruction by the Claimant or its Affiliates of any relevant books and records, or (iii) more than once for the same Loss.

(f) Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Claimant to mitigate any Losses which it may suffer or incur by reason of a breach by an Indemnifying Party of any representation, warranty or failure to perform a covenant of the Indemnifying Party. If any Loss can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Claimant shall take all appropriate steps to enforce such recovery, settlement or payment to the extent it is reasonable to do so. Notwithstanding the foregoing or anything to the contrary in this Agreement, the amount of Losses for which any Person is entitled to indemnification hereunder shall be reduced by any portion of such Losses for which such Person actually recovers against an insurance policy or against any third party, other than pursuant to this Agreement.

(g) In any case where a Claimant or any of its Affiliates recovers from third parties any payments or receives or accrues any tax benefits in respect of a matter with respect to which an Indemnifying Party has indemnified and paid it pursuant to Section 7.2, such Claimant will promptly pay over to the Indemnifying Party the amount so recovered, received or accrued (net of any reasonable costs to such Claimant to obtain such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Claimant in respect of such matter and (ii) any reasonable amount expended by the Indemnifying Party and its Affiliates in pursuing or defending any claim arising out of such matter.

(h) Notwithstanding anything to the contrary contained herein, the limitations set forth in this Section 7.4 shall not apply to any claims for breach of, or for indemnification under the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, and the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation shall govern any such claims.

(i) Notwithstanding anything to the contrary contained herein, other than in respect of third-party claims, no Company Indemnified Party or Gulliver Media Indemnified Party shall be entitled to indemnification under this Section 7 with respect to consequential, punitive, incidental, special or exemplary damages, lost profits or loss of anticipated business.

7.5 Exclusive Remedy. Except as specifically provided in Section 7.4(h) and the applicable indemnification provisions of the other Transaction Documents (including, without limitation, provisions as to limitations on liability contained therein), after the Closing this Section 7 sets forth the exclusive remedy for Losses owing to any of the Gulliver Media Indemnified Parties, the Cox TMI Indemnified Parties and the Company Indemnified Parties arising from or related to this Agreement and the other Transaction Documents (other than the Tax Matters Agreement, the Partner Services Agreement, the LLC Agreement, the Initial Financing Documentation and the Subsequent Financing Documentation, which shall be governed by their own respective terms).

Section 8. Termination.

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Gulliver Media and Cox TMI;

(b) by Gulliver Media or Cox TMI, if the Closing has not occurred by the close of business on the nine (9) month anniversary of the date hereof; provided, however, if Gulliver Media is in breach of or default under this Agreement in a manner that causes any of the conditions precedent set forth in Section 6.1 or Section 6.3 not to be satisfied by such date, Gulliver Media may not terminate this Agreement pursuant to this Section 8.1(b) and, if Cox TMI is in breach or default under this Agreement in a manner that causes any of the conditions precedent set forth in Section 6.1 or Section 6.2 not to be satisfied by such date, Cox TMI may not terminate this Agreement pursuant to this Section 8.1(b);

(c) by Gulliver Media, provided that Gulliver Media is not in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if Cox TMI breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 if such breach or failure to perform had occurred at the time scheduled for Closing, and (ii) if such breach relates to a representation or warranty of Cox TMI, such breach has not been substantially cured within thirty (30) days following Cox TMI’s receipt of written notice thereof or waived by Gulliver Media; or

(d) by Cox TMI, provided that Cox TMI is not in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if Gulliver Media breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 if such breach or failure to perform had occurred at the time scheduled for Closing, and (ii) if such breach relates to a representation or warranty of Gulliver Media, such breach has not been substantially cured within thirty (30) days following Gulliver Media’s receipt of written notice thereof or waived by Cox TMI.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given promptly by the terminating party or parties to the other parties, and this Agreement shall thereupon terminate and become void and have no effect, and the Transactions shall be abandoned without further action by the parties hereto, except for the provisions of Section 10, other than Section 10.14 (Equitable Remedies; Specific Performance), which shall survive. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall relieve any party hereto of any Liability for breach of this Agreement occurring prior to the termination of this Agreement in accordance with Section 8.1.

Section 9. Parent Guaranties; Representations of SNI and CCI.

9.1 SNI Guaranty. SNI hereby fully, unconditionally and irrevocably guarantees to Cox TMI the due and punctual performance of all obligations to be performed by Gulliver Media and its Affiliates (including, without limitation for all purposes of this Section 9.1, Service Provider (as defined in the Partner Services Agreement)) under this Agreement and the other Transaction Documents and agrees to cause Gulliver Media and its Affiliates to take all actions as are necessary for Gulliver Media and its Affiliates to perform all obligations to be performed by Gulliver Media and its Affiliates, all in accordance with the terms of this Agreement and the other Transaction Documents. SNI hereby acknowledges that, with respect to all of Gulliver Media’s and its Affiliates’ obligations under this Agreement and the other Transaction Documents, this guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Gulliver Media or any of its Affiliates. SNI hereby waives diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Gulliver Media or any of its Affiliates, any right to require a proceeding first against Gulliver Media or any of its Affiliates, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of such obligation in full. SNI hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Gulliver Media or any of its Affiliates that arise from the existence, payment, performance or enforcement of its obligations under this guaranty and this Agreement, including any right of reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of Cox TMI against Gulliver Media or any of its Affiliates or any collateral which Cox TMI hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Gulliver Media or any of its Affiliates, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. To the fullest extent permitted by Legal Requirements, the obligations of SNI hereunder shall not be affected by (a) the failure of a party to assert any claim or demand or to enforce any right or remedy against Gulliver Media or any of its Affiliates pursuant to the provisions of this Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement, unless consented to in writing by Cox TMI and (c) any change in the existence (corporate or otherwise) of Gulliver Media or any of its Affiliates or SNI or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets. SNI acknowledges that it will receive direct and indirect benefits from the consummation of the Transactions and that the waivers and agreements set forth in this Section 9.1 are knowingly made in contemplation of such benefits.

9.2 CCI Guaranty. CCI hereby fully, unconditionally and irrevocably guarantees to Gulliver Media the due and punctual performance of all obligations to be performed by Cox TMI and its Affiliates under this Agreement and the other Transaction Documents and agrees to cause Cox TMI and its Affiliates to take all actions as are necessary for Cox TMI and its Affiliates to perform all obligations to be performed by Cox TMI and its Affiliates, all in accordance with the terms of this Agreement and the other Transaction Documents. CCI hereby acknowledges that, with respect to all of Cox TMI’s and its Affiliates’ obligations under this Agreement and the other Transaction Documents, this guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Cox TMI or any of its Affiliates. CCI hereby waives diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Cox TMI or any of its Affiliates, any right to require a proceeding first against Cox TMI or any of its Affiliates, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of such obligation in full. CCI hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Cox TMI or any of its Affiliates that arise from the existence, payment, performance or enforcement of its obligations under this guaranty and this Agreement, including any right of reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of Gulliver Media against Cox TMI or any of its Affiliates or any collateral which Gulliver Media hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Cox TMI or any of its Affiliates, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. To the fullest extent permitted by Legal Requirements, the obligations of CCI hereunder shall not be affected by (a) the failure of a party to assert any claim or demand or to enforce any right or remedy against Cox TMI or any of its Affiliates pursuant to the provisions of this Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement, unless consented to in writing by Gulliver Media and (c) any change in the existence (corporate or otherwise) of Cox TMI or any of its Affiliates or CCI or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets. CCI acknowledges that it will receive direct and indirect benefits from the consummation of the Transactions and that the waivers and agreements set forth in this Section 9.2 are knowingly made in contemplation of such benefits. For the avoidance of doubt, from and after the consummation of the transaction contemplated by Section 2.1(d)(ii) at the Closing, Company, Company Sub and the Travel Channel Entities shall not be, and shall not be deemed, Affiliates of CCI and Affiliates.

9.3 Representations and Warranties of SNI. SNI represents and warrants to Cox TMI and CCI, as follows:

(a) It is a limited liability company, limited partnership or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) It has full limited liability company, limited partnership or corporate power and authority, as applicable, to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party to consummate the Transactions, and this Agreement and the other Transaction Documents to which it is a party have been duly authorized and approved by all necessary limited liability company, limited partnership or corporate action, as applicable, on its part.

(c) This Agreement constitutes, and the other Transaction Documents to which it is a party, when executed and delivered by it and the other parties thereto, will constitute, its legal, valid and binding obligation, and this Agreement is, and the other Transaction Documents to which it is a party, when executed and delivered by it and the other parties thereto, will be, enforceable against it in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by it of the Transactions, nor compliance by it with any of the provisions hereof or thereof, will violate, conflict with, result in breach of any provision of, constitute a default (or any event that, with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right to termination or acceleration, under the terms, conditions or provisions of (i) its organizational documents, (ii) any note, bond, mortgage, indenture or material agreement or contract to which it is a party, or by which it may be bound, or (iii) any law, rule, regulation, order, writ, judgment, decree, determination or award applicable to it.

9.4 Representations and Warranties of CCI. CCI represents and warrants to Gulliver Media and SNI, as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) It has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, and to consummate the Transactions, and this Agreement and the other Transaction Documents to which it is a party, have been duly authorized and approved by all necessary corporate action on its part.

(c) This Agreement constitutes, and the other Transaction Documents to which it is a party, when executed and delivered by it and the other parties thereto, will constitute, its legal, valid and binding obligation and this Agreement is, and the other Transaction Documents to which it is a party will be, enforceable against it in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by it of the Transactions, nor compliance by it with any of the provisions hereof and thereof, will violate, conflict with, result in breach of any provision of, constitute a default (or any event that, with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right to termination or acceleration, under the terms, conditions or provisions of (i) its organizational documents, (ii) any note, bond, mortgage, indenture or material agreement or contract to which it is a party, or by which it may be bound, or (iii) any law, rule, regulation, order, writ, judgment, decree, determination or award applicable to it.

Section 10. Miscellaneous.

10.1 Parties Obligated and Benefited. This Agreement shall be binding upon the parties and their respective successors and permitted assigns and shall inure solely to the benefit of the parties and their respective successors and permitted assigns, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party may assign any of its rights or obligations under this Agreement or delegate any of its duties under this Agreement to any other Person.

10.2 Notices. Except as may otherwise be expressly set forth in this Agreement, the terms notice, notify and the like when used herein shall mean written notice (including electronic, facsimile or similar writing) and shall be sufficiently given if given to a party at such party’s address or facsimile number as set forth below, or such other address or facsimile number as such party may hereafter specify to the other parties by notice for such purpose. Each such notice or other communication shall be effective: (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and the appropriate confirmation is received; (b) if given by mail, three (3) Business Days after such communication is mailed by registered or certified mail postage prepaid, addressed as aforesaid; (c) if given by reputable national overnight courier, on the date of delivery as reflected in the records of such courier; or

(d) if given by any other means, when delivered personally to the Person or when delivered at the address specified above. The parties may also mutually elect to give written notice by electronic mail to individual addresses designated by the parties from time to time, in which event such notices shall be effective when the recipient confirms receipt by reply electronic mail. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

(a)	If to Cox TMI or CCI:

Cox Communications, Inc.

1400 Lake Hearn Drive, N.E.

Atlanta, GA 30319

Attn: Robin Sangston

Fax: (404) 843-5845

With a copy (which shall not constitute notice) to:

Dow Lohnes PLLC

1200 New Hampshire Avenue, Suite 800

Washington, DC 20036

Attn: John T. Byrnes, Esq. and Joyce T. Gwadz, Esq.

Fax: (202) 776-2222

(b)	If to Gulliver Media or SNI:

c/o Scripps Network Interactive, Inc.

312 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

Attn: Joseph G. NeCastro

Fax: (513) 910-5211

With a copy (which shall not constitute notice) to:

A.B. Cruz III

Scripps Networks Interactive, Inc.

312 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

Fax: (513) 824-3233

With a copy (which shall not constitute notice) to:

Skadden Arps Slate Meagher & Flom LLP

1440 New York Avenue N.W.

Washington D.C., 20005

Attn: Steve Hamilton

Fax: (202) 393-5760

(c)	If to Company or Company Sub prior to Closing:

c/o Cox Communications, Inc.

1400 Lake Hearn Drive, N.E.

Atlanta, GA 30319

Attn: Robin Sangston

Fax: (404) 843-5845

With a copy (which shall not constitute notice) to:

Dow Lohnes PLLC

1200 New Hampshire Avenue, Suite 800

Washington, DC 20036

Attn: John T. Byrnes, Esq. and Joyce T. Gwadz, Esq.

Fax: (202) 776-2222

(d)	If to Company or Company Sub after Closing:

c/o Scripps Network Interactive, Inc.

312 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

Attn: Joseph G. NeCastro

Fax: (513) 910-5211

With a copy (which shall not constitute notice) to:

Skadden Arps Slate Meagher & Flom LLP

1440 New York Avenue N.W.

Washington D.C., 20005

Attn: Steve Hamilton

Fax: (202) 393-5760

10.3 Public Announcements. All media releases, public announcements and public disclosures by any party relating to this Agreement or the subject matter of this Agreement (including general announcements to their own and their Affiliates’ respective personnel and promotional or marketing materials) shall be coordinated with and subject to the approval of Cox TMI and Gulliver Media prior to release, except as otherwise permitted by Section 5.5.

10.4 Amendments. This Agreement may be amended, supplemented or modified if, and only if, such amendment, supplement or modification is in writing and executed by all of the parties.

10.5 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions shall not operate as a waiver of that or any other right on that or any other occasion. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement, including with respect to the condition so waived, if available.

10.6 Captions. The section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.7 Rights Cumulative. Subject to Section 7.5, all rights and remedies of each of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Legal Requirement.

10.8 Further Assurances. Each of the parties to this Agreement shall execute and deliver to any other party hereto, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Facsimile signatures and signatures in portable document format (pdf) contained in electronic mail shall be treated as original signatures for all purposes hereunder.

10.10 Neutral Construction. The parties to this Agreement agree that this Agreement and the other Transaction Documents were negotiated fairly between them at arms’ length and that the final terms of this Agreement and the other Transaction Documents are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the other Transaction Documents and the rights and obligations affected hereby and thereby. The parties agree that this Agreement and the other Transaction Documents shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement and the other Transaction Documents therefore shall not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision(s).

10.11 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated into and constitute a part of this Agreement) and the other Transaction Documents contain the entire agreement of the parties and supersede all prior oral or written agreements and understandings with respect to the subject matter hereof and thereof.

10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights and obligations of the Person intended to be benefited or obligated by such provision or any other provisions of this Agreement; provided, however, that the parties shall use commercially reasonable efforts to negotiate in good faith and agree on a suitable and equitable term or provision to substitute for such invalid or unenforceable term or provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term or provision.

10.13 Schedules. The Schedules to this Agreement shall be incorporated into, and made a part of, this Agreement, and shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement. The disclosure of an item in any Schedule with respect to a particular Section of this Agreement shall be deemed to be a disclosure of such item with respect to any other Section of this Agreement and any other Schedule relating thereto, whether or not a specific cross-reference appears, so long as such item is disclosed in a Schedule in sufficient detail to allow a reasonable determination that such item is relevant to such other Section or Schedule. Each attachment referenced in a Schedule shall be deemed incorporated into and a part of such Schedule. Notwithstanding anything to the contrary contained herein, no later than the Business Day prior to the Closing, Cox TMI shall deliver to Gulliver Media one or more notices of any items or matters which, if existing as of the date hereof, would have been required to be set forth on any of Schedules 3.4 (with respect to matters identified in such notice with respect to Schedule 3.10(a)), 3.8, 3.10(a), 3.11(d) and 3.14(a), in each case, as information qualified “as of the date hereof”, to the extent such items or matters do not result from a violation or breach of Section 5.1. Notwithstanding anything to the contrary contained herein, for all purposes of this Agreement, each of the schedules set forth in the preceding sentence shall be deemed to include all information, if any, set forth in the notice or notices contemplated by the preceding sentence, including, without limitation, for purposes of the certificate to be delivered pursuant to Section 6.2(c). Cox TMI shall provide Gulliver Media with notice of any breach of a representation or warranty set forth in Section 3, which, to Cox TMI’s Knowledge, would cause any of the conditions precedent set forth in Section 6.1 or Section 6.2 not to be satisfied if such breach had occurred at the time scheduled for Closing, the parties hereto acknowledging and agreeing that the failure of Cox TMI to provide any such notice in and of itself shall not constitute a breach or failure to perform hereunder in the absence willful misconduct.

10.14 Equitable Remedies; Specific Performance. Each party acknowledges and agrees on behalf of itself and its Affiliates that the rights afforded herein are unique and that any violation of this Agreement may cause irreparable injury to the non-breaching party or parties, as the case may be, for which monetary damages are inadequate, difficult to compute, or both. Accordingly, in the event of any breach or threatened breach by any other party of any of the covenants or agreements contained in this Agreement, each party expressly agrees that, in addition to any other remedies which a non-breaching party may have, such non-breaching party or parties, as the case may be, shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedies to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond or other security). Gulliver Media, SNI, Company, Company Sub, Cox TMI and CCI hereby waive any and all defenses they may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Nothing contained herein shall prevent or delay a non-breaching party from seeking specific performance or other equitable relief in the event of any breach or intended breach by any party of such party’s obligations hereunder.

10.15 Governing Law: Waiver of Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.16 Consent to Jurisdiction and Service of Process. Any Action arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be instituted in any state or federal court in the State of Delaware. Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement, the agreements contemplated hereby or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the exclusive jurisdiction of any such court in any such Action. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.

10.17 Enforcement Costs. Except as otherwise specifically provided herein, if any civil action or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable costs and expenses, including attorneys’ fees and reasonable expenses, incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Contribution Agreement as of the date first written above.

TCM PARENT, LLC

By:	/s/ Robert N. Redella
	Name:	Robert N. Redella
	Title:	Vice President

TCM SUB, LLC

By:	/s/ Robert N. Redella
	Name:	Robert N. Redella
	Title:	Vice President

COX TMI, INC.

By:	/s/ Jonathan Sichel
	Name:	Jonathan Sichel
	Title:	Vice President

COX COMMUNICATIONS, INC.

By:	/s/ Robert N. Redella
	Name:	Robert N. Redella
	Title:	Vice President Business Development

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ J.G. NeCastro
	Name:	J.G. NeCastro
	Title:	EVP & CFO

GULLIVER MEDIA HOLDINGS, LLC

By:	/s/ A.B. Cruz III
	Name:	A.B. Cruz III
	Title:	EVP, CLO & Corp Secretary

[Signature Page to Contribution Agreement]